Exhibit 2.1

AMENDED AND RESTATED BUSINESS COMBINATION AGREEMENT

dated

June 3, 2025

by and among

YHN Acquisition I Limited, a British Virgin Islands business company (the “Parent”),

YHNA MS I Limited (the “Purchaser”),

YHNA MS II Limited (the “Merger Sub”)

and

Mingde Technology Limited, a Cayman Islands exempted company (the “Company”).

ARTICLE I DEFINITIONS	1
ARTICLE II REINCORPORATION MERGER	12
2.1 Reincorporation Merger	12
2.2 Reincorporation Effective Time	12
2.3 Effect of the Reincorporation Merger	12
2.4 Memorandum and Articles of Association	12
2.5 Directors and Officers of the Reincorporation Surviving Corporation	13
2.6 Effect on Issued Securities of Parent	13
2.7 Cancellation of Purchaser Securities	14
2.8 Surrender of Parent Securities	14
2.9 [Reserved]	14
2.10 Section 368 Reorganization	14
2.11 Taking of Necessary Action; Further Action	14
2.12 Dissenter’s Rights	14
2.13 Agreement of Fair Value	14
ARTICLE III ACQUISITION MERGER	15
3.1 Acquisition Merger	15
3.2 Closing; Effective Time	15
3.3 Effect of the Acquisition Merger	15
3.4 Memorandum and Articles of Association of the Surviving Corporation	15
3.5 Directors and Officers of the Surviving Corporation	15
3.6 Register of Members	15
3.7 Rights Not Transferable	15
3.8 Taking of Necessary Action; Further Action	16
3.9 Transfers of Ownership	15
ARTICLE IV CONSIDERATION	16
4.1 Conversion of Shares	16
4.2 Payment of Initial Merger Consideration and Exchange of Certificates	17
4.3 Earnout	19
4.4 Earnout Procedures	20
4.5 Withholding	20

i

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE COMPANY SHAREHOLDERS	20
5.1 Corporate Existence and Power	20
5.2 Authorization	21
5.3 Governmental Authorization	21
5.4 Non-Contravention	21
5.5 Capital Structure	22
5.6 Charter Documents	22
5.7 Corporate Records	22
5.8 Assumed Names	22
5.9 Subsidiaries	22
5.10 Consents	23
5.11 Financial Statements	23
5.12 Books and Records	24
5.13 Absence of Certain Changes	25
5.14 Properties; Title to the Company Group’s Assets	27
5.15 Litigation	27
5.16 Contracts	27
5.17 Licenses and Permits	29
5.18 Compliance with Laws	29
5.19 Intellectual Property	30
5.20 Customers and Suppliers	33
5.21 Accounts Receivable and Payable; Loans	34
5.22 Pre-payments	34
5.23 Employees	34
5.24 Employment Matters	35
5.25 Withholding	35
5.26 Real Property	35
5.27 Tax Matters	36
5.28 Regulatory Matters	38
5.29 Environmental Laws	38
5.30 Finders’ Fees	39
5.31 Powers of Attorney and Suretyships	39
5.32 Directors and Officers	39
5.33 Certain Business Practices	39
5.34 Money Laundering Laws	39
5.35 International Trade Matters; Anti-Bribery Compliance	40
5.36 Not an Investment Company	40
5.37 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES	40

ii

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF PURCHASER PARTIES	41
6.1 Corporate Existence and Power	41
6.2 Corporate Authorization	41
6.3 Governmental Authorization	42
6.4 Non-Contravention	42
6.5 Finders’ Fees	42
6.6 Issuance of Shares	42
6.7 Capitalization	42
6.8 Trust Fund	43
6.9 Listing	44
6.10 Board Approval	44
6.11 Parent SEC Documents and Financial Statements; Internal Controls	44
6.12 Litigation	45
6.13 Business Activities	46
6.14 Compliance with Laws	46
6.15 Money Laundering Laws	46
6.16 OFAC	46
6.17 Not an Investment Company	46
6.18 Tax Matters	46
6.19 Transactions with Affiliates	48
6.20 Independent Investigation	48
6.21 Exclusivity of Representations and Warranties	48
ARTICLE VII COVENANTS OF THE COMPANY GROUP AND THE PURCHASER PARTIES PENDING CLOSING	49
7.1 Conduct of the Business of the Company	49
7.2 Conduct of the Business of the Purchaser Parties	51
7.3 No Solicitation	52
7.4 Access to Information	52
7.5 Notices of Certain Events	52
7.6 SEC Filings	53
7.7 Trust Account	54
7.8 PIPE Investment	54
7.9 Directors’ and Officers’ Indemnification and Insurance	54
7.10 Formation of Purchaser and Merger Sub; Joinder Agreement	54
ARTICLE VIII COVENANTS OF THE COMPANY GROUP	55
8.1 Reporting and Compliance with Laws	55
8.2 Commercially Reasonable Efforts to Obtain Consents	55
8.3 Annual and Interim Financial Statements	55
8.4 Employees of the Company	55
8.5 Additional Agreements	55

iii

ARTICLE IX COVENANTS OF ALL PARTIES HERETO	55
9.1 Efforts; Further Assurances	55
9.2 Tax Matters	56
9.3 Settlement of the Purchaser Parties’ Liabilities	57
9.4 Compliance with SPAC Agreements	57
9.5 Registration Statement	57
9.6 Confidentiality	58
ARTICLE X CONDITIONS TO CLOSING	59
10.1 Condition to the Obligations of the Parties	59
10.2 Conditions to Obligations of the Purchaser Parties	59
10.3 Conditions to Obligations of the Company	60
ARTICLE XI SURVIVAL AND INDEMNIFICATION	61
11.1 Survival	61
11.2 Indemnification of the Purchaser Parties	61
11.3 Limitations on Indemnification	62
11.4 Indemnification Procedures	63
11.5 Indemnification Payments	64
11.6 Exclusive Remedy	64
ARTICLE XII DISPUTE RESOLUTION	64
12.1 Submission to Jurisdiction	64
12.2 Waiver of Jury Trial; Exemplary Damages	65
ARTICLE XIII TERMINATION	65
13.1 Termination	65
13.2 Effect of Termination	66
ARTICLE XIV MISCELLANEOUS	67
14.1 Notices	67
14.2 Amendments; No Waivers; Remedies	68
14.3 Arm’s Length Bargaining; No Presumption Against Drafter	68
14.4 Publicity	68
14.5 Expenses	69
14.6 No Assignment or Delegation	69
14.7 Governing Law	69
14.8 Counterparts; Facsimile Signatures	69
14.9 Entire Agreement	69
14.10 Severability	69
14.11 In this Agreement:	69
14.12 Further Assurances	70
14.13 Third Party Beneficiaries	71
14.14 Waiver	71
14.15 No Recourse	71

iv

AMENDED AND RESTATED BUSINESS COMBINATION AGREEMENT

This AMENDED AND RESTATED BUSINESS COMBINATION AGREEMENT (the “Agreement”), dated as of June 3, 2025, is entered into by and between YHN Acquisition I Limited, a British Virgin Islands business company (the “Parent”), YHNA MS I Limited (the “Purchaser”), YHNA MS II Limited (the “Merger Sub”) and Mingde Technology Limited, a Cayman Islands exempted company (the “Company”) ..

W I T N E S E T H:

A.The parties previously entered into a Business Combination Agreement on April 3, 2025 (the “Original Agreement”), and Purchaser and Merger Sub executed a joinder agreement to the Original Agreement on May 8, 2025;

B.The parties mutually desire to amend and restate the Original Agreement by entering into this Agreement, which shall replace and supersede the Original Agreement in all respects;

C.The Company directly and indirectly through its subsidiaries is in the business of operating online sports platforms and providing technological solutions for health product stores (the “Business”);

D.The Parent is a blank check company formed for the sole purpose of entering into a share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities;

E.Purchaser is a Cayman Islands company and wholly owned subsidiary of the Parent (the “Purchaser”), formed for the sole purpose of, immediately prior to the other transactions contemplated hereunder, the merger of Parent with and into Purchaser (the “Reincorporation Merger”), in which Purchaser will be the surviving entity (the “Reincorporation Merger”);

F.Merger Sub is a Cayman Islands company and wholly owned subsidiary of Purchaser (the “Merger Sub”), formed for the sole purpose of, immediately following the Reincorporation Merger, merging with and into the Company (the “Acquisition Merger”) in which the Company will be the surviving entity and a wholly owned subsidiary of Purchaser (the “Acquisition Merger”), and that upon the Acquisition Merger becoming effective, each Company Ordinary Share (other than Excluded Shares and Appraisal Shares, if any) be converted into the right to receive the allocable portion of the Initial Merger Consideration;

G.The Company Shareholders will be eligible to receive Earnout Consideration which will be contingent on future Revenue performance, as further provided in this Agreement;

H.For United States federal and applicable state or local income Tax purposes, the parties intend that the Reincorporation Merger qualify as a “reorganization” within the meaning of Section 368 of the Code, and the Treasury Regulations promulgated thereunder (the “Reincorporation Intended Tax Treatment”), and that this Agreement be, and hereby is, adopted as a “plan of reorganization” for purposes of Section 368 of the Code and Treasury Regulations Section 1.368-2(g) and 1.368-3(a); and

I. All capitalized terms not defined in this Preamble shall have the respective meanings ascribed to them in this Agreement.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties accordingly agree as follows:

v

ARTICLE I

DEFINITIONS

The following terms, as used herein, have the following meanings:

“Action” means any legal action, suit, claim, investigation, hearing, arbitration or proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), including any audit, claim or assessment for Taxes or otherwise, in each case by or before an Authority.

“Additional Agreements” means the Sponsor Support Agreement, the Shareholder Support Agreement, the Lock-up Agreements and the Employment Agreements, as well as any PIPE Investment subscription agreement and/or forward agreement as may be agreed by the parties before Closing.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. For avoidance of any doubt, with respect to all periods prior to the Closing, neither the Parent, the Purchaser nor the Merger Sub shall be deemed to be an Affiliate of the Company.

“Applicable Laws” shall mean all U.S. and applicable foreign laws and regulations applicable to the Business.

“Dissenting Shares” means shares for which the holder has effectively exercised, and not withdrawn or lost, its rights of dissenter under section 179 of the BVI Companies Act in relation to either the Reincorporation Merger.

“Applicable Taxes” mean such Taxes as defined in IRS Notice 2020-65 (and any corresponding Taxes under state or local Applicable Law).

“Applicable Wages” mean such wages as defined in IRS Notice 2020-65 (and any corresponding wages under state or local Applicable Law).

“Authority” means any governmental, regulatory or administrative body, agency or authority, any court or judicial authority, any arbitrator, any relevant stock exchange, or any public or industry regulatory authority, whether international, national, Federal, state, or local.

“Books and Records” means all books and records, ledgers, employee records, customer lists, files, correspondence, and other records of every kind (whether written, electronic, or otherwise embodied) owned or used by a Person or in which a Person’s assets, the business or its transactions are otherwise reflected, other than stock books and minute books.

1

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in the British Virgin Islands, the Cayman Islands, New York or Hong Kong are authorized to close for business.

“BVI” means the British Virgin Islands.

“BVI Companies Act” means the BVI Business Companies Act, 2004 (as amended).

“BVI Law” means the laws of the British Virgin Islands.

“BVI Registrar” means the Registrar of Corporate Affairs of the British Virgin Islands responsible for the administration of the BVI Companies Act.

“Cayman Companies Act” means the Companies Act (Revised) of the Cayman Islands.

“Cayman Registrar” means the Registrar of Companies of the Cayman Islands.

“Closing Payment Shares” means Thirty Million Nine Hundred Seventy Thousand (30,970,000) Purchaser Ordinary Shares, which is equal to the Initial Merger Consideration Shares minus the Holdback Shares.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Material Adverse Effect” means a material adverse change or a material adverse effect on the assets, liabilities, condition (financial or otherwise), prospects, business or operations of the Company (and its Subsidiaries) and the Business, taken as a whole, provided, however, that “Company Material Adverse Effect” shall not include or take into account any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates, or currency exchange rates, monetary policy or fiscal policy; (iv) acts of war (whether or not declared), armed hostilities or terrorism, and any pandemic, epidemics or human health crises, including COVID-19; (v) any action contemplated by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of the Purchaser Parties; (vi) any matter of which Parent is aware on the date hereof; (vi) any changes in applicable Laws or accounting rules (including U.S. GAAP) or the enforcement, implementation or interpretation thereof; (vii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Company; (viii) any natural or man-made disaster or acts of God; or (ix) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded if not otherwise falling within any of clauses (i) though (ix) above); provided, however, it being understood and agreed that in the case of clauses (i) through (iv), (vi) or (viii) above, to the extent that any such event, fact, change, condition, circumstance, occurrence or effect has a materially disproportionate and adverse effect on the Company and its Subsidiaries, taken as a whole, relative to other businesses of similar size operating in the industries in which the Company and its Subsidiaries conduct business, such disproportionate extent of, such event, fact, change, condition, circumstance, occurrence or effect may be taken into account in determining whether a Company Material Adverse Effect has occurred or reasonably be expected to occur.

2

“Company Ordinary Shares” means the ordinary shares, par value $0.0001 per share, of the Company.

“Company Ordinary Shares Ownership Percentage” of each Company Shareholder is set forth on Schedule A.

“Company Shareholders” means the shareholders of the Company; and “Company Shareholder” refers to any one of them.

“Company Stock Rights” means all options, warrants, rights, or other securities (including debt instruments) to purchase, convert or exchange into Company Ordinary Shares.

“Contracts” means the Leases and all contracts, agreements, leases (including equipment leases, car leases and capital leases), licenses, sublicenses, commitments, client contracts, statements of work (SOWs), sales and purchase orders and similar instruments, oral or written, to which the Company and/or any of its Subsidiaries is a party or by which any of its respective assets are bound or under which the Company and/or any of its Subsidiaries has any express right or obligation.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise; and the terms “Controlled” and “Controlling” shall have the meaning correlative to the foregoing.

“Creditors’ Rights” means bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (whether considered in a proceeding in equity or at law).

“CSRC” means the China Securities Regulatory Commission.

“Deferred Underwriting Amount” means up to $1,500,000 of the remaining gross proceeds of the initial public offering in the Trust Account after redemption by the shareholders, representing the portion of the underwriting discounts and commissions held in the Trust Account, which the underwriters of the IPO are entitled to receive upon the Closing in accordance with the Investment Management Trust Agreement.

“Earnout Consideration” means a contingent amount of up to Seventy Million Dollars ($70,000,000), payable in Purchaser Ordinary Shares, subject to the terms and conditions set forth in Sections 4.3 and 4.4.

“Earnout Shares” means an aggregate of up to Seven Million (7,000,000) Purchaser Ordinary Shares that may be issued to the Company Shareholders on a contingent basis as Earnout Consideration.

“Earnout Year” means each of FY2026 and FY2027.

“Environmental Laws” shall mean all applicable Laws that prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act and the Clean Water Act.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Share” means each Company Ordinary Share held by the Company or any of its Subsidiaries as of immediately prior to the Effective Time.

3

“Fraud” means intentional fraud of any Person with respect to the making by such Person of an express representation or warranty contained in this Agreement, in each case, with the actual knowledge of such Person that such representation or warranty was false when made and which was made with the specific intent of deceiving, misleading and inducing the Person to whom such representation and warranty was made to enter into or consummate the transactions contemplated by this Agreement and upon which such Person has reasonably relied to such Person’s detriment. For the avoidance of doubt, and notwithstanding anything in this Agreement to the contrary, in any determination of whether a Person has committed Fraud, all materiality qualifications in an express representation or warranty contained in this Agreement shall be taken into account.

“FY2026” means the Company’s fiscal year ended March 31, 2026.

“FY2026 Baseline Earnout Target” means Thirty Million Six Hundred Thousand Dollars ($30,600,000) of Revenue.

“FY2026 Stretch Earnout Target” means Thirty Eight Million Three Hundred Thousand Dollars ($38,300,000) of Revenue.

“FY2027” means the Company’s fiscal year ended March 31, 2027.

“FY2027 Baseline Earnout Target” means Fifty Six Million Three Hundred Thousand Dollars ($56,300,000) of Revenue.

“FY2027 Stretch Earnout Target” means Seventy Million Four Hundred Thousand Dollars ($70,400,000) of Revenue.

“Hazardous Material” shall mean any material, emission, chemical, substance or waste that has been designated by any governmental Authority to be radioactive, toxic, hazardous, a pollutant or a contaminant.

“Hazardous Material Activity” shall mean the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, labeling, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances, including, any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any recycling, product take-back or product content requirements.

“Hong Kong” means the Hong Kong Special Administrative Region of the PRC.

“HSR Act” means The Hart–Scott–Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means with respect to any Person, (a) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind (including amounts by reason of overdrafts and amounts owed by reason of letter of credit reimbursement agreements) including with respect thereto, all interests, fees and costs and prepayment and other penalties, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable to creditors for goods and services incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or security interest on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all obligations of such Person under leases required to be accounted for as capital leases under U.S. GAAP (as defined below), other than any lease obligations which would not have been capitalized under U.S. GAAP before the implementation of ASC 842, and (g) all guarantees or letters of credit by such Person to the extent drawn.

4

“Initial Merger Consideration” means Three Hundred Twenty Six Million Dollars ($326,000,000), payable in Purchaser Ordinary Shares.

“Initial Merger Consideration Shares” means Thirty Two Million Six Hundred Thousand (32,600,000) Purchaser Ordinary Shares, to be allocated among the Company Shareholders per their respective Company Ordinary Shares Ownership Percentages as provided on Schedule A hereto.

“Intellectual Property” means any trademark, service mark, trade name, domain names, trade dress, URLs, logos and other source identifiers, including registration thereof or application for registration therefor, together with the goodwill symbolized by any of the foregoing, invention, patent, patent application (including provisional applications), statutory invention registrations, invention disclosures, trade, secret, know-how, formulae, methods, processes, protocols, specifications, techniques, and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as laboratory notebooks, samples, studies and summaries), copyright, copyright registration, application for copyright registration, software programs, data bases, and any other type of proprietary intellectual property right and all embodiments and fixations thereof and related documentation and registrations and all additions, improvements and accessions thereto, and with respect to each of the forgoing items in this definition, which is owned or licensed or filed by the Company, or used or held for use by the Company in the Business, whether registered or unregistered, or domestic, foreign or international.

“Intellectual Property Rights” means all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights and mask works; (b) trademark, trade name and domain name rights and similar rights associated with source identifiers; (c) trade secret rights; (d) patent and industrial property rights; (e) other proprietary rights in Intellectual Property; and (f) rights in or relating to registrations, renewals, extensions, combinations, divisions and reissues of, and applications for, any of the rights referred to in clauses “(a)” through “(e)” above.

“Internal Reorganization” means the corporate structure reorganization of the Company, which has been completed prior to the date hereof, pursuant to which, among other things, (a) the Company has established Mingde Technology Hong Kong International Limited (明德科技香港國際有限公司), an intermediate holding company in Hong Kong (the “Hong Kong Company”) and Jiujiang Rongganghui Technology Company Limited (九江荣刚慧科技有限公司), a wholly foreign-owned enterprise (“WFOE”) in China; (b) the Company owns 100% of the share capital of the Hong Kong Company, which in turn holds 100% of the equity interests in the WFOE; and (c) the WFOE has entered into a series of contractual arrangements with Zhejiang Xiaojianren Internet Technology Co., Ltd., a PRC company (“Zhejiang Xiaojianren”), which are customary to a VIE Structure (as defined below), which arrangements ensure that the Company controls and receives 100% of the economic benefits of Zhejiang Xiaojianren.

“Inventory” is defined in the UCC.

“Investment Management Trust Agreement” means the investment management trust agreement, as amended, by and between the Parent and the Trustee.

“IPO” means the initial public offering of Parent pursuant to a prospectus dated September 17, 2024 filed with the Securities Exchange Commission on September 18, 2024.

“Law(s)” mean(s) any domestic or foreign, federal, state, municipality or local law, statute, ordinance, code, common law, act, treaty or order of general applicability of any applicable Authority, including rule or regulation promulgated thereunder.

“Leases” means the leases set forth on Schedule 1.1 attached hereto, together with all fixtures and improvements erected on the premises leased thereby.

“Legal Restraint” means any Law that has been adopted or promulgated, or which is in effect, or any temporary, preliminary or permanent Order issued by a court or other Authority of competent jurisdiction.

5

“Liabilities” means any and all liabilities, Indebtedness, obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured and whether due or to become due), including Tax Liabilities due or to become due.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, and any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.

“Lock-up Agreement” means the agreements in the forms attached as Exhibit A or agreement(s) substantially equivalent thereto mutually agreed by the Purchaser Parties and the Company, dated as of the Closing Date hereof and entered into by and between the Specified Shareholders and the Parent.

“Merger Consideration” means the sum of (i) Three Hundred Twenty Six Million Dollars ($326,000,000), which represents the Initial Merger Consideration, plus (ii) up to an additional Seventy Million Dollars ($70,000,000), which represents the maximum Earnout Consideration, for an aggregate maximum total Merger Consideration of Three Hundred Ninety Six Million Dollars ($396,000,000).

“Merger Consideration Shares” means the Initial Merger Consideration Shares plus the Earnout Shares (if any). All Merger Consideration Shares will be valued at $10.00 per share.

“Order” means any decree, order, judgment, writ, judicial or arbitral award, injunction, verdict, determination, binding decision, rule or consent of or by an Authority.

“Organizational Documents” means, with respect to any Person, its certificate of incorporation and bylaws, memorandum and articles of association or similar organizational documents, in each case, as amended.

“Parent Excluded Share” means each Parent Ordinary Share held by the Parent or any of its Subsidiaries as of immediately prior to the Reincorporation Effective Time.

“Parent Ordinary Share” means an ordinary share, no par value, of Parent.

“Parent Securities” means the Parent Ordinary Shares, Parent Units and Parent Rights, collectively.

“Parent Right” means a right to receive one-tenth (1/10) of one Parent Ordinary Share upon the consummation of an initial business combination of Parent.

“Parent Unit” means each outstanding unit consisting of one Parent Ordinary Share and one Parent Right.

“PCAOB” means the Public Company Accounting Oversight Board.

“Permitted Liens” means (i) all defects, exceptions, covenants, conditions, restrictions, easements, rights of way encumbrances and other similar matters affecting title to any Real Property and other title defects which do not materially impair the use or occupancy of such Real Property or the operation of the Business; (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts (A) that are not delinquent, (B) that are not material to the business, operations and financial condition of the Company and/or any of its Subsidiaries so encumbered, either individually or in the aggregate, and (C) that not resulting from a breach, default or violation by the Company and/or any of its Subsidiaries of any Contract or Law; (iii) liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings; (iv) zoning, building codes and other land use Laws regulating the use or occupancy of the Real Property or the activities conducted thereon which are imposed by any governmental Authority having jurisdiction over any Real Property which are not violated by the current use or occupancy of such Real Property except for any violations which would have a Company Material Adverse Effect; (v) non-exclusive licenses granted in the ordinary course of business; and (vi) other Liens arising or incurred in the ordinary course of business for amounts less than $25,000.

6

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“PRC” or “China” means the People’s Republic of China.

“Privacy Laws” means HIPAA, the HITECH Act, the European Union’s General Data Protection Regulation (EU) 2016/679 (“GDPR”), the California Consumer Privacy Protection Act (“CCPA”), the BVI Data Protection Act, 2021, the Data Protection Act (Revised) of the Cayman Islands, as amended from time to time and any regulations, codes of practice, or orders promulgated pursuant thereto, and any similar or analogous federal, state or foreign privacy laws, in each case, to the extent applicable to the Business.

“Purchaser Ordinary Shares” means the ordinary shares, par value $0.001 per share, of Purchaser, including the ordinary shares paid as dividends or distributions after the Closing with respect to such shares or into which such shares are exchanged or converted after the Closing.

“Purchaser Parties Material Adverse Effect” means a material adverse change or a material adverse effect on the assets, liabilities, condition (financial or otherwise), prospects, business or operations of the Purchaser Parties (and their respective Subsidiaries), taken as a whole, provided, however, that “Purchaser Parties Material Adverse Effect” shall not include or take into account any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Purchaser Parties operate; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates, or currency exchange rates, monetary policy or fiscal policy; (iv) acts of war (whether or not declared), armed hostilities or terrorism, and any pandemic, epidemics or human health crises, including COVID-19; (v) any action contemplated by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of the Company; (vi) any matter of which the Company is aware on the date hereof; (vii) any changes in applicable Laws or accounting rules (including U.S. GAAP) or the enforcement, implementation or interpretation thereof; (viii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Purchaser Party; (ix) any natural or man-made disaster or acts of God; or (x) any failure by the Purchaser Parties to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded if not otherwise falling within any of clauses (i) through (ix) above).

“Purchaser Securities” means the Purchaser Ordinary Shares, Purchaser Units and Purchaser Rights, collectively.

“Real Property” means, collectively, all real properties and interests therein (including the right to use), together with all buildings, fixtures, trade fixtures, plant and other improvements located thereon or attached thereto.

“Regulatory Authority” means any U.S., PRC, Hong Kong or other governmental authority, agency or body that has regulatory jurisdiction over the business of the Company.

“Regulatory Permit” means any approved application, exemption, license, permit, or similar authorization issued by a Regulatory Authority necessary to conduct clinical trials, or the development, manufacturing, importation, sale, marketing or distribution of drug products.

“Revenue” for any fiscal year means the audited gross revenues of Purchaser and its Subsidiaries (including the Company Group) for such fiscal year, as reported in the Purchaser’s annual report on Form 20-F as filed with the SEC.

“Sanctioned Jurisdiction” means any country or territory subject to comprehensive Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Syria and the Crimea region).

7

“Sanctions Laws” or “Sanctions” means any trade, economic and financial sanctions Laws, embargoes, and restrictive measures administered, enacted or enforced from time to time by (a) the U.S. Department of the Treasury’s Office of Foreign Assets Control or the Department of State, (b) the European Union or any European Union member state, (c) the United Nations Security Council, (d) His Majesty’s Treasury of the United Kingdom, or (e) any other applicable Governmental Authority.

“Sanctioned Person” means any Person that is (a) organized under the Laws of, or resident or located in, any Sanctioned Jurisdiction, (b) included on any list of Persons subject to Sanctions (including, but not limited to, the U.S. Department of Treasury’s Specially Designated Nationals and Blocked Persons List and the Sectoral Sanctions Identification List; or any similar list maintained or administered by the United Nations Security Council, His Majesty’s Treasury of the United Kingdom, the European Union, any European Union member state, or any other Governmental Authority where the Company or any of its Subsidiaries operates), or (c) owned fifty percent (50%) or more, directly or indirectly, controlled by, or acting on behalf or at the direction of any Person or Persons described in clauses (a) or (b).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the Securities and Exchange Commission.

“Securities” means any (i) shares of capital stock or other equity or voting securities issued, reserved for issuance or outstanding, (ii) securities convertible into or exchangeable for shares of capital stock or other equity or voting interests, (iii) outstanding options, warrants, rights or other commitments or agreements to acquire, or that obligate a Person to issue, any capital stock or other equity or voting interests, or any securities convertible into or exchangeable for shares of capital stock or other equity or voting interests, (iv) obligations to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock or other equity or voting interests, and (v) other obligations to make any payments based on the price or value of any capital stock or other equity or voting interests.

“Securities Act” means the Securities Act of 1933, as amended.

“Shareholders Support Agreement” means the agreement entered into by certain Company Shareholders, substantially in the form attached hereto as Exhibit E.

“Specified Shareholder” means each Company Shareholder set forth on Schedule B.

“Sponsor” means YHN Partners I Limited, a British Virgin Islands company and the Parent’s IPO sponsor.

“Sponsor Support Agreement” means the agreement entered into by the Sponsor, certain of Sponsor’s Affiliates, Parent, Purchaser and the Company as of the date hereof, substantially in the form attached hereto as Exhibit D, providing that, among other things, the Sponsor and such Sponsor Affiliates shareholders will vote their Parent Ordinary Shares in favor of the Parent Shareholder Approval Matters on the terms and subject to the conditions set forth in such agreement.

“Subsidiary” or “Subsidiaries” means one or more entities of which at least fifty percent (50%) of the capital stock or share capital or other equity or voting securities are Controlled or owned, directly or indirectly, by the respective Person. For the avoidance of doubt, each of the Hong Kong Company and the WFOE is a wholly owned subsidiary of the Company.

“Tangible Personal Property” means all tangible personal property and interests therein, including manufacturing production devices, machinery, computers and accessories, furniture, office equipment, communications equipment, automobiles, trucks, forklifts and other vehicles owned or leased by the Company and other tangible property.

8

“Tax(es)” means any federal, state, local or foreign tax, charge, fee, levy, custom, duty, deficiency, or other assessment of any kind or nature imposed by any Taxing Authority (including any income (net or gross), gross receipts, profits, windfall profit, sales, use, goods and services, ad valorem, franchise, license, withholding, employment, social security, workers compensation, unemployment compensation, employment, payroll, transfer, excise, import, real property, personal property, intangible property, occupancy, recording, minimum, alternative minimum, environmental or estimated tax), including any liability therefor as a transferee or successor, as a result of Treasury Regulation Section 1.1502-6 or similar provision of applicable Law or as a result of any Tax sharing, indemnification or similar agreement, together with any interest, penalty, additions to tax or additional amount imposed with respect thereto.

“Tax Return” means any return, information return, declaration, claim for refund or credit, report or any similar statement, and any amendment thereto, including any attached Schedule and supporting information, whether on a separate, consolidated, combined, unitary or other basis, that is filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or payment of a Tax or the administration of any Law relating to any Tax.

“Taxing Authority” means the Internal Revenue Service and any other Authority responsible for the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.

“Transfer Tax” means any transfer, documentary, sales, use, real property, stamp, registration, excise, recording, registration, value added and other similar Taxes, fees and costs (including any associated penalties and interest) payable in connection with or by reason of the execution and delivery of this Agreement and the transactions contemplated hereunder.

“UCC” means the Uniform Commercial Code of the State of New York, or any corresponding or succeeding provisions of Laws of the State of New York, or any corresponding or succeeding provisions of Laws, in each case as the same may have been and hereafter may be adopted, supplemented, modified, amended, restated or replaced from time to time.

“U.S. GAAP” means U.S. generally accepted accounting principles, consistently applied.

“VIE Structure” means the variable interest entity structure under which the Company and/or the WFOE entered into various contractual arrangements with Zhejiang Xiaojianren pursuant to which the Company and/or the WFOE shall control and receive 100% of the economic benefits of Zhejiang Xiaojianren.

“Zhejiang Xiaojianren” means Zhejiang Xiaojianren Internet Technology Co., Ltd, a limited liability company established in the PRC on December 31, 2019.

“$” means U.S. Dollar.

9

GLOSSARY

“Additional Parent SEC Documents”	Section 6.11(a)
“Advisory Group”	Section 14.15(b)
“Alternative Proposal”	Section 7.3
“Alternative Transactions”	Section 7.3
“Articles of Reincorporation Merger”	Section 2.2
“Audited Financial Statements”	Section 5.11(b)
“Balance Sheet Date”	Section 5.11(a)
“BRPM”	Section 2.2
“CFO”	Section 4.4
“Closing”	Section 3.2
“Closing Date”	Section 3.2
“CRPM”	Section 2.2
“Company Balance Sheet”	Section 5.11(a)
“Company Disclosure Schedule”	Article V
“Company Governmental Approval”	Section 5.3
“Company Group”	Section 5.1
“Company Group Consent”	Section 5.10
“Company Impairment Effect”	Section 5.3
“Company Key Personnel”	Section 5.23(a)
“D&O Indemnified Persons”	Section 7.9(a)
“D&O Tail Insurance”	Section 7.9(a)
“Disclosure Schedules”	Article VI
“Disinterested Directors”	Section 4.4
“Dissenting Shareholder”	Section 3.9
“Dissenting Shares”	Section 3.9
“Earnout Statement”	Section 4.4
“Effective Time”	Section 3.2
“Employment Agreements”	Section 8.4
“Exchange Agent”	Section 4.2(a)
“Financial Statements”	Section 5.11(b)
“Governmental Approvals”	Section 6.3
“Holdback Shares”	Section 4.1
“Indemnification Notice”	Section 11.2(a)
“Indemnified Parties”	Section 11.2
“Indemnifying Parties”	Section 11.1
“Intended Tax Treatment”	Section 3.9
“Labor Agreements”	Section 5.24(a)
“Loss”	Section 11.1
“Material Contracts”	Section 5.16(a)

10

“Merger Sub Ordinary Shares”	Section 6.7(c)
“Money Laundering Laws”	Section 5.34
“Outside Date”	Section 13.1(c)
“Parent Dissenting Shareholder”	Section 2.11
“Parent Dissenting Shares”	Section 2.11
“Parent Financial Statements”	Section 6.11(b)
“Parent Related Party”	Section 6.20
“Parent SEC Documents”	Section 6.11(a)
“Parent Shareholder Approval Matters”	Section 9.5(a)
“Parent Special Meeting”	Section 9.5(a)
“Permits”	Section 5.17
“PFIC”	Section 9.2(d)
“PIPE Investment”	Section 7.8
“Plan of Acquisition Merger”	Section 3.2
“Plan of Reincorporation Merger”	Section 3.2
“Prospectus”	Section 14.14
“Proxy Statement”	Section 9.5(a)
“Purchaser Board”	Section 4.4
“Purchaser Governmental Approval”	Section 6.3
“Purchaser Parties”	Article V
“Purchaser Parties Disclosure Schedule”	Article VI
“Reincorporation Effective Time”	Section 2.2
“Reincorporation Intended Tax Treatment”	Section 2.9
“Reincorporation Surviving Corporation”	Section 2.1
“Registration Statement”	Section 9.5(a)
“Related Claim”	Section 12.1(a)
“Release Date”	Section 11.3(d)
“Required Parent Shareholder Approval”	Section 10.1(d)
“Requisite Company Vote”	Section 5.2
“Specified Courts”	Section 12.1(a)
“Survival Period”	Section 11.6
“Surviving Corporation”	Section 3.1
“Third Party Claim”	Section 11.2(a)
“Threshold”	Section 11.1
“Trust Account”	Section 6.8
“Trustee”	Section 6.8
“Trust Fund”	Section 6.8
“Unaudited Financial Statements”	Section 5.11(a)

11

ARTICLE II

REINCORPORATION MERGER

2.1 Reincorporation Merger. At the Reincorporation Effective Time (as defined in Section 2.2), and subject to and upon the terms and conditions of this Agreement, and in accordance with the applicable provisions of the Cayman Companies Act and the BVI Companies Act, the Parent shall be merged with and into the Purchaser, the separate corporate existence of the Parent shall cease and the Purchaser shall continue as the surviving corporation. The Purchaser as the surviving corporation after the Reincorporation Merger is hereinafter referred to, after the Reincorporation Effective Time, as the “Purchaser” or “Reincorporation Surviving Corporation.”

2.2 Reincorporation Effective Time. Following the satisfaction or waiver (by the applicable party) of the closing conditions set forth in Article X, Parent shall cause the Reincorporation Merger to be consummated by filing the plan and articles of merger (and any other documents required by the BVI Companies Act) (the “BRPM”) with the BVI Registrar in accordance with the relevant provisions of the BVI Companies Act and the plan of merger (and any other documents required by the Cayman Companies Act) (the “CRPM”) with the Cayman Registrar in accordance with the relevant provisions of the Cayman Companies Act. The effective time of Reincorporation Merger shall be the date when the BRPM has been accepted by the BVI Registrar and the CRPM has been accepted by the Cayman Registrar, or such later time as specified in the BRPM and the CRPM being the “Reincorporation Effective Time.”

2.3 Effect of the Reincorporation Merger. At the Reincorporation Effective Time, the effect of the Reincorporation Merger shall be as provided in this Agreement, the BRPM, the CRPM and the applicable provisions of the BVI Companies Act and the Cayman Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Reincorporation Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Parent and the Purchaser shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Reincorporation Surviving Corporation, which shall include the assumption by the Reincorporation Surviving Corporation of any and all agreements, covenants, duties and obligations of the Parent set forth in this Agreement to be performed after the Reincorporation Effective Time, and all securities of the Reincorporation Surviving Corporation issued and outstanding as a result of the conversion under Sections 2.6(a) through (e) hereof shall be listed on the public trading market on which the Parent Ordinary Shares were trading immediately prior to such time.

2.4 Memorandum and Articles of Association. Upon the Reincorporation Effective Time, the memorandum and articles of association of the Purchaser as in effect immediately prior to the Reincorporation Effective Time shall be amended and restated in its entirety substantially in the form of Exhibit C attached hereto and shall be thereafter amended in accordance with their terms, the Organizational Documents of the Reincorporation Surviving Corporation and as provided by Law.

2.5 Directors and Officers of the Reincorporation Surviving Corporation. Except as otherwise agreed in writing by the Company and Parent prior to the Reincorporation Effective Time, the Parties shall take all necessary action so that immediately after the Reincorporation Effective Time, the board of directors of the Reincorporation Surviving Corporation shall consist of five (5) directors, all of whom will be designated prior to the Reincorporation Effective Time by the Company, which at least three (3) of whom will be designated by the Company to serve as independent directors satisfying the independence requirements of the Securities Act and the Nasdaq rules.

12

2.6 Effect on Issued Securities of Parent.

(a) Parent Units. At the Reincorporation Effective Time, (i) every issued and outstanding Parent Unit immediately prior to the Reincorporation Effective Time shall separate into each’s individual components of one Parent Ordinary Share and one Parent Right, and all Parent Units shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist, and (ii) each individually separated component shall, be converted into Purchaser Ordinary Shares in accordance with Section 2.6(a) and Section 2.6(c), respectively. The holders of certificates previously evidencing Parent Units outstanding immediately prior to the Reincorporation Effective Time shall cease to have any rights with respect to such Parent Units, except as provided herein or by Law.

(b) Parent Ordinary Shares. At the Reincorporation Effective Time and immediately following the unit separation provided in Section 2.6(a), every one Parent Ordinary Share issued and outstanding immediately prior to the Reincorporation Effective Time, including those as separated from the Parent Units in accordance with Section 2.6(a) (other than the Parent Excluded Shares (as defined below) and Parent Dissenting Shares (as defined below)) shall be converted automatically into one Purchaser Ordinary Share, and all Parent Ordinary Shares shall cease to be outstanding and shall automatically be canceled and shall cease to exist. The holders of Parent Ordinary Shares outstanding immediately prior to the Reincorporation Effective Time as evidenced by the register of members of Parent shall cease to have any rights with respect to such Parent Ordinary Shares, except as provided herein or by Law. Each certificate (if any) previously evidencing Parent Ordinary Shares (other than the Parent Excluded Shares and Parent Dissenting Shares) shall thereafter be exchanged for a certificate representing the same number of Purchaser Ordinary Shares upon the surrender of such certificate in accordance with Section 2.7.

(c) Parent Rights. At the Reincorporation Effective Time and immediately following the unit separation provided in Section 2.6(a), every ten (10) Parent Rights that were issued and outstanding immediately prior to the Reincorporation Effective Time (i) shall automatically be converted to, and the holder of such Parent Rights shall be entitled to receive, one Purchaser Ordinary Share; and (ii) shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist, and each former holder of Parent Right shall cease thereafter to have any other rights in and to such Parent Right, except as provided herein or by Law.

(d) Cancellation of Parent Ordinary Shares Owned by Parent. At the Reincorporation Effective Time, if there are any Parent Ordinary Shares that are owned by Parent as treasury shares or any Parent Ordinary Shares owned by any direct or indirect wholly-owned subsidiary of Parent immediately prior to the Reincorporation Merger Effective Time (collectively, the “Parent Excluded Shares”), such shares shall be canceled and extinguished without any conversion thereof or payment therefor.

(e) Transfers of Ownership. If any securities of Purchaser are to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the certificate so surrendered will be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Purchaser or any agent designated by it any transfer or other Taxes required by reason of the issuance of securities of Purchaser in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Purchaser or any agent designated by it that such tax has been paid or is not payable.

(f) No Liability. Notwithstanding anything to the contrary in this Section 2.6, none of the Reincorporation Surviving Corporation, Parent or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

13

2.7 Cancellation of Purchaser Securities. At the Reincorporation Effective Time, every issued and outstanding share(s) of Purchaser owned by Parent as set forth in Section 6.7(b) shall be canceled without any conversion thereof or payment therefor.

2.8 Surrender of Parent Securities. All Purchaser Securities issued upon the surrender of Parent Securities in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Parent Securities, provided that any restrictions on the sale and transfer of Parent Securities shall also apply to the Purchaser Securities so issued in exchange.

2.9 [Reserved]

2.10 Section 368 Reorganization. Parent and Purchaser intend that the Reincorporation Merger qualifies for the Reincorporation Intended Tax Treatment. Parent and Purchaser hereby (i) adopt, and the Company acknowledges, this Agreement as a “plan of reorganization” with respect to the Reincorporation Merger within the meaning of Treasury Regulation Section 1.368-2(g), (ii) agree to file and retain such information as shall be required under Treasury Regulation Section 1.368-3, and (iii) agree to file all Tax and other informational returns on a basis consistent with the Reincorporation Intended Tax Treatment, unless otherwise required by a Taxing Authority in connection with an audit. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the parties acknowledge and agree that no party is making any representation or warranty as to the qualification of Reincorporation Merger for the Reincorporation Intended Tax Treatment or as to the effect, if any, that any transaction consummated on, after or prior to the Reincorporation Merger Effective Time has or may have on any such reorganization status. Each of the parties acknowledges and agrees that each (i) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement, and (ii) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Reincorporation Merger is determined not to qualify for the Reincorporation Intended Tax Treatment.

2.11 Taking of Necessary Action; Further Action. If, at any time after the Reincorporation Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Reincorporation Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Parent and Purchaser, the officers and directors of Parent and Purchaser are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

2.12 Dissenter’s Rights.

(a) No Person who has validly exercised their dissenters’ rights pursuant to Section 179 of the BVI Companies Act (each a “Parent Dissenting Shareholder”) shall be entitled to receive the securities of Purchaser in accordance with Section 2.6, as applicable with respect to the shares of Parent owned by such Person (“Parent Dissenting Shares”) unless and until such Person shall have effectively withdrawn or lost such Person’s dissenters’ rights under the BVI Companies Act. Each Parent Dissenting Shareholder shall be entitled to receive only the payment resulting from the procedure in Section 179 of the BVI Companies Act with respect to the Parent Dissenting Shares owned by such Parent Dissenting Shareholder. The Purchaser shall give Parent (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law that are received by the Purchaser relating to any Parent Dissenting Shareholder’s rights of dissent and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the BVI Companies Act.

(b) If any Parent shareholder gives to Parent, before the required shareholders’ approval is obtained at the Parent Special Meeting, written objection to the Reincorporation Merger in accordance with section 179 of the BVI Companies Act, (i) the Parent shall serve written notice of the authorization and approval of this Agreement, the Plan of Merger and the Acquisition Merger on such shareholder within twenty (20) days of obtaining the approval of the shareholders of the Parent at the Parent Special Meeting (the “Authorization Notice”); and (ii) Parent and the Company may agree to delay the commencement of the Reincorporation Merger, and thereby delaying filing of the BRPM with the BVI Registrar and the CRPM with the Cayman Registrar, until at least twenty (20) days shall have elapsed since the date on which the Authorization Notice is given (being the period allowed for written notice of an election to dissent under section 179(5) of the BVI Companies Act), but in any event subject to the satisfaction or waiver of all of the conditions set forth in Article X of this Agreement.

2.13 Agreement of Fair Value. Parent and the Company respectively agree that the consideration payable for the Parent Ordinary Shares represents the fair value of such Parent Ordinary Shares for the purposes of BVI Law.

14

ARTICLE III
ACQUISITION MERGER

3.1 Acquisition Merger. Upon and subject to the terms and conditions set forth in this Agreement, on the Closing Date, and as soon as practicable promptly after the Reincorporation Effective Time, in accordance with the applicable provisions of the Cayman Companies Act, Merger Sub shall be merged with and into the Company. Immediately upon the effectiveness of the Acquisition Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving company in the Acquisition Merger (the “Surviving Corporation”) under Laws of the Cayman Islands and become a wholly owned subsidiary of Purchaser.

3.2 Closing; Effective Time. Unless this Agreement is earlier terminated in accordance with Article XII, the closing of the Acquisition Merger (the “Closing”) shall take place at the offices of Loeb & Loeb LLP, 345 Park Avenue, New York, New York on a date no later than three (3) Business Days after the satisfaction or waiver of all the conditions set forth in Article X that are required to be satisfied prior to the Closing Date, or at such other place and time as the Company and the Parent may mutually agree upon. The parties may participate in the Closing via electronic means. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”. At the Closing, the parties hereto shall execute a plan of merger (and any other documents required by the Cayman Companies Act) (the “Plan of Acquisition Merger”) in form and substance acceptable to Merger Sub and the Company, and the parties hereto shall cause the Acquisition Merger to be consummated by filing the Plan of Acquisition Merger with the Cayman Registrar in accordance with the provisions of the Cayman Companies Act. The Acquisition Merger shall become effective at the date and time when the Plan of Acquisition Merger is accepted by the Cayman Registrar in accordance with the Cayman Companies Act or such later time as specified in the Plan of Acquisition Merger (the “Effective Time”).

3.3 Effect of the Acquisition Merger. At the Effective Time, the effect of the Acquisition Merger shall be as provided in this Agreement, the Plan of Acquisition Merger and the applicable provisions of the Cayman Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Merger Sub and the Company shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Surviving Corporation, which shall include the assumption by the Surviving Corporation of any and all agreements, covenants, duties and obligations of the Merger Sub set forth in this Agreement to be performed after the Effective Time.

3.4 Memorandum and Articles of Association of the Surviving Corporation. At the Effective Time, and without any further action on the part of the Company or Merger Sub, the Memorandum and Articles of Association of the Company shall become the Memorandum and Articles of Association of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by law.

3.5 Directors and Officers of the Surviving Corporation. Immediately after the Effective Time, the Surviving Corporation’s board of directors and officers shall consist of the current board of directors and officers of the Company.

3.6 Register of Members. At the Effective Time, the register of members of the Company shall be closed and thereafter there shall be no further registration of transfers of Company Ordinary Shares on the records of the Company.

3.7 Rights Not Transferable.The rights of the Company Shareholders immediately prior to the Effective Time are nontransferable. Such rights shall not be assignable or otherwise transferable for any reason (except (i) by operation of Law or (ii) in the case of a natural Person, by will or the Laws of descent and distribution). For the avoidance of doubt, any attempted transfer of such right by any Company Shareholder (otherwise than as permitted by the immediately preceding sentence) shall be null and void.

15

3.8 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out or further the purposes of this Agreement and to vest the Surviving Corporation with full right, title and interest in, to and under, and/or possession of, all assets, property, rights, privileges, powers and franchises of Merger Sub and the Company, the officers and directors of Merger Sub and the Company are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action furthers the objectives of and is not inconsistent with this Agreement.

3.9 Transfers of Ownership. If any certificate for Purchaser Ordinary Shares is to be issued in a name other than that in which the Company Ordinary Share certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the certificate so surrendered will be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Purchaser or any agent designated by it any transfer or other Taxes required by reason of the issuance of a certificate for securities of Purchaser in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Purchaser or any agent designated by it that such tax has been paid or is not payable.

ARTICLE IV
CONSIDERATION

4.1 Conversion of Shares.

(a) Conversion of Shares. At the Effective Time, by virtue of this Agreement and the Acquisition Merger and without any action on the part of the Merger Sub, the Company or the Company Shareholders, the Purchaser shall issue the full amount of the Initial Merger Consideration Shares, on the basis that each Company Ordinary Share issued and outstanding immediately prior to the Effective Time (other than any Excluded Shares and Appraisal Shares, if any) shall be canceled and automatically converted into the right to receive, without interest, its pro rata portion (equal to its Company Ordinary Shares Ownership Percentage) of the Initial Merger Consideration Shares, which are comprised of (i) 30,970,000 Purchaser Ordinary Shares as the Closing Payment Shares and (ii) 1,630,000 Purchaser Ordinary Shares to be issued to the Company Shareholders at the Closing and held back as security for the Company’s representations and warranties as further set forth in Article XI (the “Holdback Shares”) as the Holdback Shares. For avoidance of any doubt, after the Effective Time, each Company Shareholder will cease to have any rights with respect to the Company Ordinary Shares, except the right to receive the Initial Merger Consideration (and, subject to the terms of Sections 4.3 and 4.4, the Earnout Consideration).

(b) Shares of Merger Sub. Each Merger Sub Ordinary Share that is issued and outstanding immediately prior to the Effective Time will, by virtue of the Acquisition Merger and without further action on the part of the sole shareholder of Merger Sub, be converted into and become one share of the Surviving Corporation (and such share of the Surviving Corporation into which the share of the Merger Sub is so converted shall be the only share of the Surviving Corporation that is issued and outstanding immediately after the Effective Time).

(c) Treatment of Certain Company Ordinary Shares. At the Effective Time, all Company Ordinary Shares that are owned by the Company (as treasury shares or otherwise) or any of its direct or indirect Subsidiaries as of immediately prior to the Effective Time shall be automatically canceled and extinguished without any conversion or consideration delivered in exchange thereof.

(d) No Liability. Notwithstanding anything to the contrary in this Section 4.1, none of Surviving Corporation or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

16

(e) Surrender of Shares. All securities issued upon the surrender of Company Ordinary Shares in accordance with the terms hereof, shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities, provided that any restrictions on the sale and transfer of such Company Ordinary Shares shall also apply to the Initial Merger Consideration Shares so issued in exchange.

(f) Lost, Stolen or Destroyed Certificates. In the event any certificates for any Company Ordinary Shares shall have been lost, stolen or destroyed, the Purchaser shall cause to be issued in exchange for such lost, stolen or destroyed certificates and for each such share, upon the making of an affidavit of that fact by the holder thereof; provided, however, that Purchaser may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Purchaser with respect to the certificates alleged to have been lost, stolen or destroyed.

(g) Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding Purchaser Ordinary Shares shall occur (other than the issuance of additional shares of the Purchaser as permitted by this Agreement), including by reason of any reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange, readjustment of shares, or similar transaction, or any stock dividend or distribution paid in stock, the Initial Merger Consideration Shares, Exchange Ratio, Earnout Shares and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change; provided, however, that this sentence shall not be construed to permit Purchaser to take any action with respect to its securities that is prohibited by the terms of this Agreement.

(h) Indemnification. An aggregate of One Million Six Hundred Thirty Thousand (1,630,000) Purchaser Ordinary Shares shall be held back as Holdback Shares for a period of eighteen (18) months from the Closing Date, as security for the warranties and representations made by the Company to the Purchaser Parties in this Agreement and for the related indemnification obligations of the Company Shareholders, as further provided in Article XI.

(i) Dissenting Shares. Each Company Ordinary Share (the “Dissenting Shares”) owned by holders of Company Ordinary Shares who have validly exercised and not effectively withdrawn or lost their rights to dissent from the Acquisition Merger pursuant to the Cayman Companies Act (the “Dissenting Shareholders”) shall thereafter represent only the right to receive only the payment resulting from the procedure set forth in the Cayman Companies Act with respect to the Dissenting Shares owned by such Dissenting Shareholder, unless and until such Dissenting Shareholder effectively withdraws its demand for, or loses its rights to, dissent from the Acquisition Merger pursuant to the Cayman Companies Act with respect to any Dissenting Shares. The Company shall give Purchaser (i) prompt notice of any notices of objection, notices of dissent, written demands for appraisal, demands for fair value, attempted withdrawals of such demands, and any other instruments served pursuant to applicable laws that are received by the Company relating to any Dissenting Shareholder’s rights of dissent under Cayman Companies Act and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the Cayman Companies Act. The Company shall not, except with the prior written consent of Purchaser, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.

4.2 Payment of Initial Merger Consideration and Exchange of Certificates.

(a) Prior to the Effective Time, Purchaser shall appoint a bank, trust company or nationally recognized stockholder services provider or such other Person reasonably acceptable to the Company as the exchange agent (the “Exchange Agent”) for the purpose of exchanging certificates representing Company Ordinary Shares and book-entry securities representing the Parent Securities. Purchaser will make available to the Exchange Agent, as needed, (i) the Initial Merger Consideration to be delivered in respect of the Company Ordinary Shares and (ii) the Purchaser Securities to be delivered in respect of the Parent Securities in accordance with Article II. Promptly after the Effective Time, Purchaser will send, or will cause the Exchange Agent to (A) send to each holder of record of Company Ordinary Shares as of the Effective Time, a letter of transmittal for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the certificates to the Exchange Agent) in such form as the Company and Purchaser may reasonably agree, for use in effecting delivery of Company Ordinary Shares to the Exchange Agent; and (B) follow such Exchange Agent’s customary procedures with respect to securities represented by book entry to effect the exchange of Parent Securities.

17

(b) Each holder of Company Ordinary Shares that have been converted into a right to receive the Initial Merger Consideration, together with a properly completed letter of transmittal, will be entitled to receive (i) one or more Purchaser Ordinary Shares (which shall be in non-certificated book-entry form unless a physical certificate is required by applicable Law) representing, in the aggregate, the whole number of Purchaser Ordinary Shares, if any, that such holder has the right to receive pursuant to Section 4.1. No interest shall be paid or accrued on any Initial Merger Consideration. Until so surrendered, each such certificate shall, after the Effective Time, represent for all purposes only the right to receive such Initial Merger Consideration plus any Earnout Consideration as provided in Sections 4.3 and 4.4.

(c) Each holder of Parent Securities that have been converted into a right to receive Purchaser Securities, upon surrender to the Exchange Agent of a book-entry security following the Exchange Agent’s customary procedures, will be entitled to receive the whole number of Purchaser Securities that such holder has the right to receive in accordance with Section 2.6 (which shall be in non-certificated book-entry form unless a physical certificate required by applicable Law). Until so surrendered, each such Parent Security shall, after the Effective Time, represent for all purposes only the right to receive the applicable Purchaser Security.

(d) If any portion of the Initial Merger Consideration is to be registered in the name of a Person other than the Person in whose name the applicable surrendered certificate is registered, it shall be a condition to the registration thereof that the surrendered certificate shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such delivery of the Initial Merger Consideration shall pay to the Exchange Agent any transfer or other similar Taxes required as a result of such registration in the name of a Person other than the registered holder of such Certificate or establish, to the satisfaction of the Exchange Agent, that such Tax has been paid or is not payable. Delivery of the Purchaser Securities with respect to book-entry or non-certificated securities shall only be made to the Person in whose name such book-entry or non-certificated securities are registered.

(e) After the Effective Time, there shall be no further registration of transfers of Company Ordinary Shares or Parent Securities. If, after the Effective Time, certificates or book-entry securities are presented to the Exchange Agent, the Company or the Purchaser, they shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article IV.

(f) Any portion of the Initial Merger Consideration made available to the Exchange Agent pursuant to Section 4.2(a) that remains unclaimed by the holders of Company Ordinary Shares one year after the Effective Time shall be returned to Purchaser, or transferred as otherwise directed by Purchaser, upon demand, and any such holder who has not exchanged his, her or its Company Ordinary Shares for the Initial Merger Consideration in accordance with this Section 4.2 prior to that time shall thereafter look only to Purchaser for delivery of the Initial Merger Consideration. Notwithstanding the foregoing, Purchaser shall not be liable to any holder of shares for any Initial Merger Consideration delivered to a public official pursuant to applicable abandoned property Laws. Any Initial Merger Consideration remaining unclaimed by holders of Company Ordinary Shares three years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental body, agency, Authority or entity) shall, to the extent permitted by applicable Law, become the property of Purchaser free and clear of any claims or interest of any Person previously entitled thereto.

(g) Fractional Shares. No certificates, scrip or other evidence representing fractional Purchaser Ordinary Shares will be issued pursuant to the Acquisition Merger, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of the Purchaser.

18

4.3 Earnout. An aggregate of up to Seven Million (7,000,000) Purchaser Ordinary Shares may be issued to the Company Shareholders as Earnout Consideration, in all instances to be allocated among the Company Shareholders as provided on Schedule A hereto (and equal to their respective Company Ordinary Shares Ownership Percentage), based on the following formula for the Company’s Revenue performance during each Earnout Year:

(a) For FY2026:

(i) If FY2026 Revenue equals the FY2026 Baseline Earnout Target, Purchaser shall issue Two Million Five Hundred Thousand (2,500,000) Earnout Shares to the Company Shareholders. If FY2026 Revenue is less than the FY2026 Baseline Earnout Target, no Earnout Shares shall be issued for FY2026.

(ii) If FY2026 Revenue exceeds the FY2026 Baseline Earnout Target, in addition to the Earnout Shares to be issued under Section 4.3(a)(i), Purchaser will issue an additional number of Earnout Shares based on the following formula, up to a maximum of One Million (1,000,000) additional Earnout Shares:

Number of additional Earnout Shares =

((Actual FY2026 Revenues – FY2026 Baseline Earnout Target) / (FY2026 Stretch Earnout Target - FY2026 Baseline Earnout Target)) multiplied by 1,000,000

For example, if Actual FY2026 Revenues are $37,000,000, then:

(($37,000,000 minus $30,600,000) / ($38,300,000 minus $30,600,000) = $6,400,000 / $7,700,000 multiplied by 1,000,000 = 831,169 Earnout Shares)

(b) For FY2027:

(i) If FY2027 Revenue equals the FY2027 Baseline Earnout Target, Purchaser shall issue Two Million Five Hundred Thousand (2,500,000) Earnout Shares to the Company Shareholders. If FY2027 Revenue is less than the FY2027 Baseline Earnout Target, no Earnout Shares shall be issued for FY2027.

(ii) If FY2027 Revenue exceeds the FY2027 Baseline Earnout Target, in addition to the Earnout Shares to be issued under Section 4.3(b)(i), Purchaser will issue an additional number of Earnout Shares based on the following formula, up to a maximum of One Million (1,000,000) additional Earnout Shares:

Number of additional Earnout Shares =

((Actual FY2027 Revenues – FY2027 Baseline Earnout Target) / (FY2026 Stretch Earnout Target - FY2026 Baseline Earnout Target)) multiplied by 1,000,000

For example, if Actual FY2027 Revenues are $68,000,000, then:

(($68,000,000 minus $56,300,000) / ($70,400,000 minus $56,300,000) = $11,700,000 / $14,100,000 multiplied by 1,000,000 = 829,787 Earnout Shares)

For the avoidance of any doubt, no interest shall be payable on any Earnout Consideration.

19

4.4 Earnout Procedures. As soon as practicable (but in any event within ten (10) Business Days) after the Purchaser’s annual report on Form 20-F for each of FY2026 and FY2027, respectively, is filed with the SEC, the Purchaser’s Chief Financial Officer (the “CFO”) will prepare and deliver to the Board of Directors of the Purchaser (the “Purchaser Board”) a written statement (the “Earnout Statement”) that sets forth the CFO’s determination in accordance with the terms of this Section 4.4 of the Revenue and the number of Earnout Shares, if any, that are payable to the Company Shareholders. The Purchaser Board (together with any advisors as determined appropriate by the Purchaser Board) will promptly after its receipt thereof review the Earnout Statement and discuss any questions or concerns that they may have regarding the Earnout Statement with the CFO and related personnel and advisors of the Purchaser and its Subsidiaries, and the Purchaser and its Subsidiaries shall provide reasonable cooperation in connection therewith. As soon as practicable (but in any event within twenty (20) Business Days) after the Purchaser Board receives the Earnout Statement, the disinterested independent directors on the Purchaser Board (i.e., independent directors that do not directly or indirectly have a right to receive any Earnout Shares) (the “Disinterested Directors”) shall make a reasonable good faith determination (by a majority of Disinterested Directors) in accordance with the terms of this Section 4.4 of the Revenue and the number of Earnout Shares that are payable to the Company Shareholders. Any such reasonable good faith determination by a majority of Disinterested Directors pursuant to this Section 4.4 will be final, conclusive, non-appealable and binding for all purposes hereunder (other than for manifest error).

4.5 Withholding. Purchaser and any other applicable withholding agent shall be entitled to deduct and withhold from the consideration otherwise payable to the Company Shareholders pursuant to this Agreement such amounts as are required to be deducted or withheld with respect to the making of such payment under the Code, or under any provision of state, local or non-U.S. Tax Law. To the extent that amounts are so deducted, withheld and timely paid over to the appropriate Taxing Authority in accordance with applicable Law, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE COMPANY

SHAREHOLDERS

The Company and the Company Shareholders, hereby jointly and severally represent and warrant to the Parent, the Purchaser and the Merger Sub (collectively, the “Purchaser Parties”) that each of the following representations and warranties is true, correct and complete as of the date of this Agreement and as of the Closing Date (or, if such representations and warranties are made with respect to a certain date, as of such date). The parties hereto agree that any reference in a particular Section in the disclosure Schedules delivered by the Company to the Purchaser Parties (the “Company Disclosure Schedules”) shall be deemed to be an exception to the representations and warranties of the Company that are contained in the corresponding Section of this Article V; provided that where it is apparent on the face of a disclosure under a particular Section of any Schedule that such disclosure is, or may be reasonably determined to be, relevant to the matters described under any other Sections of this Agreement, such disclosure shall also be deemed to be relevant to such other Sections. For the avoidance of doubt, unless the context otherwise required, the below representations and warranties relate to the Company on a consolidated basis with its Subsidiaries.

5.1 Corporate Existence and Power. The Company is a company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands and its Subsidiaries are duly organized, validly existing and in good standing (to the extent that such concept applies) under the laws of the jurisdiction in which they were formed (the Company and its Subsidiaries, both prior to and after the Internal Reorganization collectively, the “Company Group”). Each member of the Company Group has all requisite power and authority, corporate and otherwise, and all governmental licenses, franchises, Permits, authorizations, consents and approvals necessary and required to own and operate its properties and assets and to carry on the Business as presently conducted, other than as would not be reasonably expected to, individually or in the aggregate, have a Company Material Adverse Effect. Each member of the Company Group is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its Business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Company Material Adverse Effect. Schedule 5.1 lists all jurisdiction in which any member of the Company Group is qualified to conduct the business.

20

5.2 Authorization. The execution, delivery and performance by the Company of this Agreement and the Additional Agreements to which it is a party and the consummation by the Company of the transactions contemplated hereby and thereby are within the corporate powers of the Company and have been duly authorized by all necessary action on the part of the Company, subject to the authorization and approval of this Agreement and the transactions contemplated hereby including the Plan of Acquisition Merger by the affirmative vote or consent of holders of shares representing a majority of the voting power of all then outstanding Company Ordinary Shares (the “Requisite Company Vote”). This Agreement constitutes, and, upon their execution and delivery, each of the Additional Agreements to which the Company is a party will constitute, a valid and legally binding agreement of the Company enforceable against the Company in accordance with their respective terms subject to Creditors’ Rights.

5.3 Governmental Authorization. Neither the execution, delivery nor performance by the Company of this Agreement or any Additional Agreements to which it is a party requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with, any Authority other than (a) compliance with any applicable requirements of the Exchange Act or the Securities Act, (b) the appropriate filings and approvals under the rules of the NYSE or Nasdaq, (c) the filing of the BRPM and other related documents required by the BVI Companies Act with the BVI Registrar, (d) the filing of the CRPM and other related documents required by the Cayman Companies Act with the Cayman Registrar and the publication of notification of the Reincorporation Merger in the Cayman Islands Government Gazette pursuant to the Companies Act, ((e) the filing of the Acquisition Plan of Merger and other related documents required by the Cayman Companies Act with the Cayman Registrar and the publication of notification of the Acquisition Merger in the Cayman Islands Government Gazette pursuant to the Companies Act, (f) any filings as may be required by the CSRC or other PRC authorities in relation to the overseas listing of securities offered by PRC enterprises and (g) other actions or filings the absence or omission of which would not, individually or in the aggregate be reasonably expected to prevent or materially delay or impair the Company’s ability to consummate the transactions contemplated hereunder (a “Company Impairment Effect”) (each of the foregoing clauses (a) through (g), a “Company Governmental Approval”).

5.4 Non-Contravention. Except as set forth on Schedule 5.4, none of the execution, delivery or performance by the Company of this Agreement or any Additional Agreements to which it is a party does or will (a) assuming the Requisite Company Vote is obtained, contravene or conflict with the Organizational Documents of the Company, (b) assuming all of the Company Governmental Approvals are obtained and any applicable waiting periods referred to herein have expired, violate any provision of any Law or Order binding upon or applicable to the Company Group, (c) except for the Contracts listed on Schedule 5.10 requiring Company Group Consents (but only as to the need to obtain such Company Group Consents), constitute a default under or breach of (with or without the giving of notice or the passage of time or both) or violate or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of the Company Group or require any payment or reimbursement or to a loss of any material benefit relating to the Business to which the Company Group are entitled under any provision of any Permit, Contract or other instrument or obligations binding upon the Company Group or by which any of the Company Ordinary Shares, or any of the Company Group’s assets is or may be bound or any Permit, (d) result in the creation or imposition of any Lien (except for Permitted Liens) on any of the Company Ordinary Shares, (e) cause a loss of any material benefit relating to the Business to which the Company Group are entitled under any provision of any Permit or Contract binding upon the Company Group, or (f) result in the creation or imposition of any Lien (except for Permitted Liens) on any of the Company Group’s material assets, in the cases of (a) to (d), other than as would not be reasonably expected to, individually or in the aggregate, have a Company Material Adverse Effect or a Company Impairment Effect.

21

5.5 Capital Structure.

(a) Capital. As of the date of this Agreement, the Company has authorized shares consisting of 100,000,000 Company Ordinary Shares, par value $0.0001 per share, of which 50,000,000Ordinary Shares are issued and outstanding. As of the date of this Agreement, (i) no Company Ordinary Shares are held in its treasury, (ii) all of the issued and outstanding Company Ordinary Shares have been duly authorized and validly issued, are fully paid and non-assessable, and, except as set forth in the Company’s Organizational Documents, are not subject to any preemptive rights or have been issued in violation of any preemptive or similar rights of any Person, and (iii) all of the issued and outstanding Company Ordinary Shares are owned legally and of record by the Persons set forth on Schedule 5.5(a). The only Company Ordinary Shares that will be issued and outstanding immediately after the Closing will be the Company Ordinary Shares owned by the Purchaser. As of the date of this Agreement, no other class in the share capital of the Company is authorized or issued or outstanding.

(b) Except as set forth on Schedule 5.5(b), there are no: (a) outstanding Company Stock Rights; (b) outstanding subscriptions, options, warrants, rights (including phantom stock rights), calls, commitments, understandings, conversion rights, rights of exchange, plans or other agreements of any kind providing for the purchase, issuance or sale of any share of the Company, or (c) to the knowledge of the Company, agreements with respect to any of the Company Ordinary Shares, including any voting trust, other voting agreement or proxy with respect thereto.

5.6 Charter Documents. Copies of Organizational Documents of each member of the Company Group have heretofore been made available to the Purchaser Parties, and such copies are each true and complete copies of such instruments as amended and in effect on the date hereof. Each member of the Company Group has not taken any action in violation of its Organizational Documents, other than as would not be reasonably expected to, individually or in the aggregate, have a Company Material Adverse Effect.

5.7 Corporate Records. All proceedings of the board of directors occurring since January 1, 2022, including committees thereof, and all consents to actions taken thereby, are maintained in the ordinary course consistent with past practice. The register of members or the equivalent documents of the Company Group are complete and accurate. The (a) current register of members or the equivalent documents and (b) minute book records of the Company Group relating to all issuances and transfers of stock or share by the Company Group have been made available to the Purchaser Parties, and are true, correct and complete in all material respects.

5.8 Assumed Names. Since January 1, 2022, none of the Company Group has used any other name to conduct the Business. The Company Group has filed appropriate “doing business as” certificates in all applicable jurisdictions with respect to itself.

5.9 Subsidiaries.

(a) The Internal Reorganization was completed as of the date hereof. The ownership and corporate structure of the Company upon completion of the Internal Reorganization and upon Closing is set forth in Schedule 5.9(a).

(b) Schedule 5.9(b) sets forth the name of each Subsidiary of the Company upon completion of the Internal Reorganization, and with respect to each Subsidiary, its jurisdiction of organization, its authorized shares or other equity interests (if applicable), and the number of issued and outstanding shares or other equity interests and the record holders thereof. Other than as set forth on Schedule 5.9(b), as the case may be, (i) all of the outstanding equity securities of each Subsidiary of the Company are duly authorized and validly issued, duly registered and non-assessable (if applicable), were offered, sold and delivered in material compliance with all applicable securities Laws, and are owned by the Company or one of its Subsidiaries free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s Organizational Documents or applicable securities Laws); (ii) there are no Contracts to which the Company or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the shares or other equity interests of any Subsidiary of the Company other than the Organizational Documents of any such Subsidiary; (iii) there are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of the Company is a party or which are binding upon any Subsidiary of the Company providing for the issuance or redemption of any shares or other equity interests in or of any Subsidiary of the Company; (iv) there are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Subsidiary of the Company; (v) except as set forth on Schedule 5.9(b), no Subsidiary of the Company has any limitation on its ability to make any distributions or dividends to its equity holders by Contract; (vi) except for the equity interests of the Subsidiaries listed on Schedule 5.9(b), the Company does not own or have any rights to acquire, directly or indirectly, any shares or other equity interests of, or otherwise Control, any Person; (vii) none of the Company or its Subsidiaries is a participant in any joint venture, partnership or similar arrangement, and (viii) except as set forth on Schedule 5.9(b), there are no outstanding contractual obligations of the Company or its Subsidiaries to provide funds to, or make any loan or capital contribution to, any other Person.

22

(c) The Company and/or its wholly-owned subsidiary exercise control over and receive 100% of the economic benefits of Zhejiang Xiaojianren under the VIE Structure. The VIE Structure and all related contractual arrangements and agreements entered into by the Company, its subsidiaries and/or Zhejiang Xiaojianren, (i) are properly in place, in full force and effect and have been duly authorized by all necessary corporate actions; (ii) are valid, binding, and enforceable in accordance with their terms, and (iii) do not violate any applicable laws, regulations, or governmental orders, including but not limited to those of the jurisdictions in which Zhejiang Xiaojianren operates. There are no existing or threatened legal proceedings, claims, or investigations that could adversely affect the validity or enforceability of the VIE Structure. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby will not result in any breach or default of any of the agreements related to the VIE Structure, nor will it result in any violation of applicable laws and regulations.

5.10 Consents. The Contracts listed on Schedule 5.10 are the only Contracts binding upon the Company Group or by which any of the Company Ordinary Shares, or any of the Company Group’s assets are bound, requiring a consent, approval, authorization, order or other action of or filing with any Person as a result of the execution, delivery and performance of this Agreement or any of the Additional Agreements or the consummation of the transactions contemplated hereby or thereby (each of the foregoing, a “Company Group Consent”), in each case, other than as would not be reasonably expected to, individually or in the aggregate, have a Company Material Adverse Effect.

5.11 Financial Statements.

(a) The Company’s fiscal year ends on March 31. Schedule 5.11 includes (i) the unaudited consolidated financial statements of the Company as of and for the fiscal year ended March 31, 2023, consisting of the unaudited consolidated balance sheets as of such date, the unaudited consolidated income statements for the fiscal year ended on such date, and the unaudited consolidated cash flow statements for the fiscal year ended on such date, (ii) the unaudited consolidated financial statements of the Company as of and for the fiscal year ended March 31, 2024 (the “Balance Sheet Date”), consisting of the unaudited consolidated balance sheets as of such date (the “Company Balance Sheet”), the unaudited consolidated income statement for the fiscal year ended on such date, and the unaudited consolidated cash flow statements for the fiscal year ended on such date and (iii) the unaudited consolidated financial statements of the Company as of and for the six months ended September 30, 2024, consisting of the unaudited consolidated balance sheets as of such date, the unaudited consolidated income statement for the six months ended on such date, and the unaudited consolidated cash flow statements for the six months ended on such date (collectively, the “Unaudited Financial Statements”).

(b) The Company will use commercially reasonable efforts to provide to the Purchaser, as soon as practicable, (i) audited consolidated financial statements of the Company as of and for the fiscal years ended March 31, 2023, 2024 and 2025, consisting of the audited consolidated balance sheets as of such dates, the audited consolidated income statements for the fiscal year ended on such dates, and the audited consolidated cash flow statements for the fiscal year ended on such dates (collectively, the “Audited Financial Statements” and together with the Unaudited Financial Statements, the “Financial Statements”).

(c) The Audited Financial Statements, when delivered to the Parent, shall give a true and fair view of the financial position of the Company as of the dates thereof and the results of operations of the Company for the financial years then ended in accordance with its applicable accounting standards applied on a consistent basis in all material respects. The Audited Financial Statements (i) shall be prepared from the Books and Records of the Company; (ii) shall be prepared on an accrual basis in accordance with its applicable accounting standards consistently applied; (iii) shall contain and reflect all necessary adjustments and accruals for a fair presentation of the Company’s financial position as of their dates including for all warranty, maintenance, service and indemnification obligations; and (iv) shall contain and reflect adequate provisions for all Liabilities for all material Taxes applicable to the Company with respect to the periods then ended. The Audited Financial Statements shall be prepared in accordance with U.S. GAAP, consistently applied. The Audited Financial Statements shall be in accordance with all applicable requirements of the PCAOB.

23

(d) The Financial Statements are fairly present in all material respects, in conformity with its applicable accounting standards applied on a consistent basis in all material respects, the financial position of the Company as of the dates thereof and the results of operations of the Company for the periods reflected therein. The Financial Statements (i) were prepared from the Books and Records of the Company; (ii) were prepared on an accrual basis in accordance with its applicable accounting standards consistently applied in all material respects; (iii) contain and reflect substantially all necessary adjustments and accruals for a fair presentation of the Company’s financial condition as of their dates including for all warranty, maintenance, service and indemnification obligations; and (iv) contain and reflect adequate provisions for all material Liabilities and for all material Taxes applicable to the Company with respect to the periods then ended.

(e) Except as specifically disclosed, reflected or fully reserved against on the Company Balance Sheet, and for liabilities and obligations of a similar nature and in similar amounts incurred in the ordinary course of business since the Balance Sheet Date, as of the date of this Agreement there are no material liabilities or debts of any nature (whether accrued, fixed or contingent, liquidated or unliquidated, asserted or unassisted or otherwise) relating to the Company. All material debts and liabilities, fixed or contingent, which should be included under U.S. GAAP on the Company Balance Sheet, are included therein or in the notes thereof.

(f) The Company Balance Sheet included in the Financial Statements reflects in all material respects the outstanding Indebtedness of the Company as of the respective dates thereof. Except as set forth on Schedule 5.11 of the Company Balance Sheet, the Company does not have any material Indebtedness.

5.12 Books and Records. All Contracts, documents, and other papers or copies thereof delivered to the Purchaser Parties by or on behalf of the Company Group are accurate, complete, and authentic in all material respects.

(a) The Books and Records accurately and fairly, in all material respects, reflect the transactions and dispositions of assets of and the providing of services by each member of the Company Group. The Company Group maintains a system of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that:

(i) transactions are executed only in accordance with the respective management’s authorization; and

(ii) transactions are recorded as necessary to permit preparation of the Financial Statements and to maintain accountability for the Company’s assets.

(b) All accounts, books and ledgers of the Company Group that form the basis of the Financial Statements have been properly and accurately kept and completed in all material respects.

24

5.13 Absence of Certain Changes. Since the Balance Sheet Date to the date of this Agreement, the Company Group has conducted the Business in the ordinary course consistent with past practices in all material respects. Without limiting the generality of the foregoing, except as set forth on Schedule 5.13, since the Balance Sheet Date to the date of this Agreement, there has not been:

(a) any Company Material Adverse Effect;

(b) any transaction, Contract or commitment made by the Company Group relating to the Business, or any of the Company Group’s assets (including the acquisition or disposition of any assets) or any relinquishment by the Company Group of any Contract or other right, in either case other than transactions and commitments in the ordinary course of business consistent in all material respects, including kind and amount, with past practices and those contemplated by this Agreement;

(c) (i) any redemption of, declaration, setting aside or payment of any dividend or other distribution with respect to any capital stock or share capital or other equity interests in the Company Group; (ii) any issuance by the Company Group of shares or of shares of capital stock or other equity interests in the Company Group, or (iii) any repurchase, redemption or other acquisition, or any amendment of any term, by the Company Group of any outstanding shares or shares of capital stock or other equity interests;

(d) (i) any creation or other incurrence of any Lien other than Permitted Liens on the Company Ordinary Shares or any of the Company Group’s material assets, and (ii) any making of any loan, advance or capital contributions to or investment in any Person by the Company Group, in each case, other than in the ordinary course of business consistent with past practice of the Company Group;

(e) any material Tangible Personal Property damage, destruction or casualty loss not covered by insurance affecting the business or assets of the Company Group;

(f) any material labor dispute, other than routine individual grievances, or any material activity or proceeding by a labor union or representative thereof to organize any employees of the Company Group, which employees were not subject to a collective bargaining agreement at the Balance Sheet Date, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to any employees of the Company Group;

(g) any sale, transfer, lease to others or other disposition of any of its material assets by the Company Group except for inventory, licenses or services sold in the ordinary course of business consistent with past practices or immaterial amounts of other Tangible Personal Property not required by its business;

(h) (i) any material amendment to or termination of any Material Contract, (ii) any amendment to any material license or material permit from any Authority held by the Company Group, (iii) any receipt of any notice of termination of any of the items referenced in (i) and (ii); and (iv) a material default by the Company Group under any Material Contract, or any material license or material permit from any Authority held by the Company Group, other than in the cases of each of clauses (i) through (iv), as provided for in this Agreement or in connection with the transactions contemplated hereunder or as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect;

25

(i) other than in the ordinary course of business, any capital expenditure by the Company Group in excess in any fiscal month of $1,500,000 per one transaction or entering into any lease of capital equipment or property under which the annual lease charges exceed $5,000,000 in the aggregate by the Company Group;

(j) any institution of litigation, settlement or agreement to settle any litigation, action, proceeding or investigation before any court or governmental body relating to the Company Group or its property or suffering of any actual litigation, action, proceeding or investigation before any court or governmental body relating to the Company Group or its property, other than as would not be reasonably expected to, individually or in the aggregate, have a Company Material Adverse Effect;

(k) any loan of any monies to any Person or guarantee of any obligations of any Person by the Company Group, in excess of $1,500,000, other than accounts payable and accrued liabilities in the ordinary course of business consistent with past business;

(l) except as required by U.S. GAAP, any change in the accounting methods or practices (including, any change in depreciation or amortization policies or rates) of the Company Group or any revaluation of any of the assets of the Company Group;

(m) any material amendment to the Company Group’s Organizational Documents, or any engagement by the Company Group in any merger, consolidation, reorganization, reclassification, liquidation, dissolution or similar transaction, other than as provided for in this Agreement or in connection with the transactions contemplated hereunder;

(n) any acquisition of assets (other than acquisitions of inventory in the ordinary course of business consistent with past practice) or business of any Person in excess of $1,500,000, other than as would not be reasonably expected to, individually or in the aggregate, have a Company Material Adverse Effect;

(o) any material Tax election made or changed by the Company Group; any material claim, notice, audit report or assessment in respect of Taxes settled or compromised by the Company Group; any right to claim a material Tax refund surrendered by the Company Group; any extension or waiver of the statute of limitations with respect to the assessment or determination of material Taxes; any change in method of Tax accounting or Tax accounting period; or any initiation of a voluntary Tax disclosure to any Authority; or

(p) any undertaking of any legally binding obligation to do any of the foregoing.

26

5.14 Properties; Title to the Company Group’s Assets.

(a) The material items of Tangible Personal Property have no defects, are in good operating condition and repair and function in accordance with their intended uses (ordinary wear and tear excepted) and have been properly maintained, and are suitable for their present uses and meet all specifications and warranty requirements with respect thereto, in each case, other than as would not be reasonably expected to, individually or in the aggregate, have a Company Material Adverse Effect. All of the Tangible Personal Property is in the control of the Company or its employees.

(b) Except with respect to Intellectual Property Rights (which shall be addressed exclusively by Section 5.19), (i) the Company Group has good, valid and marketable title in and to, or in the case of the Leases and the assets which are leased or licensed pursuant to Contracts, a valid leasehold interest or license in or a right to use, all of their assets reflected on the Company Balance Sheet or acquired after Balance Sheet Date, other than as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, (ii) other than as would not be reasonably expected to, individually or in the aggregate, have a Company Material Adverse Effect, no such asset is subject to any Liens other than Permitted Liens, and (iii) other than as would not be reasonably expected to, individually or in the aggregate, have a Company Material Adverse Effect, the Company Group’s assets constitute all of the assets of any kind or description whatsoever, including goodwill, for the Company Group to operate the Business immediately after the Closing in the same manner as the Business is currently being conducted.

5.15 Litigation. As of the date of this Agreement, there is no Action (or any basis therefore) pending against, or to the knowledge of the Company, threatened against, the Company Group or any of its officers or directors, the Business, or Company Ordinary Shares, or any of the Company Group’s assets before any Authority or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby or by the Additional Agreements, in each case, other than as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. There are no outstanding judgments against the Company Group that would reasonably to be expected to, individually or in the aggregate, have a Company Material Impairment Effect. Each member of the Company Group is not, and has not been in the past two (2) years, subject to any proceeding with any Authority, other than as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

5.16 Contracts.

(a) Schedule 5.16(a) lists all material Contracts (collectively, the “Material Contracts”) to which the Company Group is a party and which are currently in effect and constitute the following:

(i) each Contract that requires annual payments or expenses by, or annual payments or income to, the Company Group of $250,000 or more (other than standard purchase and sale orders entered into in the ordinary course of business consistent with past practice);

(ii) each sales, advertising, agency, lobbying, broker, sales promotion, market research, marketing or similar contract and agreement requiring the payment of any commissions by the Company Group in excess of $250,000 annually;

(iii) each Contract between the Company Group and Zhejiang Xiaojianren;

27

(iv) each employment Contract, employee leasing Contract, and consultant and sales representative Contract with any current or former officer, director, employee or individual consultant of the Company Group or other Person, under which the Company Group (A) has continuing obligations for payment of annual compensation of at least $200,000 (other than oral arrangements for at-will employment), (B) has material severance or post termination obligations to such Person (other than COBRA obligations), or (C) has an obligation to make a payment upon consummation of the transactions contemplated hereby or as a result of a change of control of the Company Group;

(v) each Contract creating a material joint venture, strategic alliance, limited liability company and partnership agreement to which the Company Group is a party;

(vi) each Contract relating to any material acquisitions or dispositions of assets by the Company Group in excess of $500,000;

(vii) each Contract for a material licensing agreement for Intellectual Property Rights (including the nature of the use of said Intellectual Property Right), other than (i) “shrink wrap,” off-the-shelf, or other publicly or commercially available licenses, and (ii) non-exclusive licenses granted in the ordinary course of business;

(viii) each Contract relating to material secrecy, confidentiality and nondisclosure obligations that restrict the conduct of the Company Group (except for such Contracts entered into in the ordinary course of business) or substantially limit the freedom of the Company Group to compete in any line of business or with any Person or in any geographic area;

(ix) each Contract providing for material guarantees, indemnification arrangements and other hold harmless arrangements made or provided by the Company Group to a third party other than any indemnity or similar provisions incidental to any Contract entered into by the Company Group in the ordinary course of business;

(x) each Contract to which any Specified Shareholder is a party;

(xi) each Contract relating to tangible property or tangible assets (whether real or personal) in which the Company Group holds a leasehold interest (including the Leases) and which involves payments to the lessor thereunder in excess of $25,000 per month;

(xii) each Contract relating to outstanding Indebtedness, including financial instruments of indenture or security instruments (typically interest-bearing) such as notes, mortgages, loans and lines of credit, except any such Contract with an aggregate outstanding principal amount not exceeding $250,000;

(xiii) each Contract relating to the voting or control of the equity interests of the Company Group or the election of directors of the Company (other than the Organizational Documents of the Company Group);

(xiv) each Contract that can be terminated, or the provisions of which are altered, as a result of the consummation of the transactions contemplated by this Agreement or any of the Additional Agreements to which the Company Group is a party;

(xv) each Contract for which any of the benefits, compensation or payments (or the vesting thereof) with respect to a director, officer, employee or individual consultant of a member of Company Group will be materially increased or accelerated by the consummation of the transactions contemplated hereby or the amount or value thereof will be calculated on the basis of any of the transactions contemplated by this Agreement;

(xvi) each Contract relating in any way to the Internal Reorganization; and

(xvii) any other Contract that can be reasonably deemed as material to the Company, its operations and/or its financial condition.

28

(b) Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect or as set forth on Schedule 5.16(b), as of the date of this Agreement, (i) each Material Contract is a valid and binding agreement, and is in full force and effect, and neither the Company Group nor, to the knowledge of the Company, any other party thereto, is in breach or default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Material Contract, subject to Creditors’ Rights, (ii) the Company Group has not assigned, delegated, or otherwise transferred any of its rights or obligations with respect to any Material Contracts, or granted any power of attorney with respect thereto or to any of the Company Group’s assets, (iii) no Contract (A) requires the Company Group to post a bond or deliver any other form of security or payment to secure its obligations thereunder or (B) imposes any non-competition covenants that may be binding on, or restrict the Business or require any payments by or with respect to Purchaser or any of its Affiliates. The Company Group previously provided to the Purchaser Parties true and correct copies of each written Material Contract as of the date of this Agreement.

(c) Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect or set forth on Schedule 5.16(c), none of the execution, delivery or performance by the Company Group of this Agreement or Additional Agreements to which the Company Group is a party or the consummation by the Company Group of the transactions contemplated hereby or thereby constitutes a default under or gives rise to any right of termination, cancellation or acceleration of any obligation of the Company or to a loss of any material benefit to which the Company Group is entitled under any provision of any Material Contract.

(d) Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect or as set forth on Schedule 5.16(d), the Company Group is in compliance with all covenants, including all financial covenants, in all notes, indentures, bonds and other instruments or agreements evidencing any Indebtedness.

5.17 Licenses and Permits. Schedule 5.17 correctly lists each material license, franchise, permit, order or approval or other similar authorization affecting, or relating in any way to, the Business, together with the name of the Authority issuing the same (the “Permits”). Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect or as set forth on Schedule 5.17, the Permits are valid and in full force and effect, and none of the Permits will, assuming the related third party consent has been obtained or waived prior to the Closing Date, if applicable, be terminated or become terminable as a result of the transactions contemplated hereby. Other than as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, the Company Group has all Permits necessary to operate the Business.

5.18 Compliance with Laws. Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, as of the date of this Agreement, the Company Group is not in violation of, has within the last twenty-four (24) months from the date of this Agreement not violated, and to the knowledge of the Company, is neither under investigation with respect to nor has been threatened to be charged with or given notice of any violation or alleged violation of, any Law, or judgment, order or decree entered by any court, arbitrator or Authority, domestic or foreign, and within the last twenty-four (24) months from the date of this Agreement the Company Group has not received any subpoenas by any Authority.

29

5.19 Intellectual Property.

(a) Schedule 5.19(a) contains a true, correct and complete list of all of the following: (i) registered Patents, Trademarks, domain names and Copyrights and applications for any of the foregoing that have been filed with the applicable Governmental Authority that are owned (in whole or in part), used or held for use by the Company or any Company Subsidiary (“Registered IP”) (specifying as to each, as applicable, the nature of the Intellectual Property, title, owner, the filing date, date of issuance, expiration date, registration number, application number, registrar and status), (ii) all contracts or agreements to use any Company Licensed IP, including for the Software or Business Systems of any other persons that are material to the Business as currently conducted (other than contracts or agreements (A) for unmodified, commercially available, “off-the-shelf” Software; (B) for Software or Business Systems with a replacement cost and/or aggregate annual license and maintenance fees of less than $1,000,000; (C) that include a license in of any commercially available Intellectual Property pursuant to stock, boilerplate, or other generally non-negotiable terms, such as, for example, website and mobile application terms and conditions or terms of use, stock photography licenses, click-wrap, and similar contracts; (D) whereby Intellectual Property is implicitly licensed; (E) pursuant to which the Company or any Company Subsidiary grants non-exclusive licenses that are immaterial to its business; or (F) whereby Intellectual Property is non-exclusively implicitly licensed or non-exclusively licensed to service providers, subcontractors, or suppliers of the Company or any Company Subsidiary solely to the extent necessary for such Person to provide services thereto); and (iii) any material unregistered Trademarks or Copyrights owned or purported to be owned by the Company or any Company Subsidiary. The Company Owned IP and the Company Licensed IP constitutes all material Intellectual Property rights used in the operation of the business of the Company and its Subsidiaries and is sufficient for the conduct of the business as currently conducted in all material respects.

(b) Except as would not have a Material Adverse Effect, the Company and/or any Company Subsidiary owns and possesses, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Company Owned IP and has the right to use pursuant to a valid and enforceable written license, all Company Licensed IP. All Company Owned IP that is material to the business of the Company or any Company Subsidiary as currently conducted is subsisting and, to the knowledge of the Company, valid and enforceable. Except as would not have a Material Adverse Effect, no issuance or registration obtained, and no application filed by the Company or any Company Subsidiary for any Intellectual Property has been cancelled, abandoned, allowed to lapse or not renewed, except where the Company or such Company Subsidiary has, in its reasonable business judgment, decided to cancel, abandon, allow to lapse or not renew such issuance, registration or application. No loss or expiration of any Company Owned IP is pending nor, to the Company’s knowledge, threatened. Each Company Product has not been created pursuant to or subject to, any collaboration or funding agreement with any Governmental Authority or any third party, and is not subject to the requirements of the Bayh-Dole Act or any similar provision of any applicable Law:

(c) The Company and each Company Subsidiary has taken and takes commercially reasonable actions to maintain, protect and enforce Intellectual Property rights in the trade secrets and other Confidential Information in its possession or control, including the secrecy, confidentiality and value of its trade secrets and other Confidential Information. To the knowledge of the Company, none of the Company or any Company Subsidiary has disclosed any such trade secrets or Confidential Information that is material to the Business to any other Person other than pursuant to a written confidentiality agreement under which such other Person agrees to maintain the confidentiality and protect such Confidential Information.

30

(d) As of the date hereof, except as set out in Schedule 5.19(d), (i) there is not and, to the knowledge of the Company, for the past three (3) years, there have not been any claims properly filed with a Governmental Authority and served on the Company or any Company Subsidiary, or threatened in writing (including email) to be filed, against the Company or any Company Subsidiary, with any Governmental Authority, by any Person (A) contesting the validity, use, ownership, enforceability, patentability or registrability of any of the Registered IP, or (B) alleging any infringement or misappropriation of, or other conflict with, any Intellectual Property rights of other persons (including any material demands or offers to license any Intellectual Property rights from any other person); (ii) to the Company’s knowledge, the operation of the Business as currently conducted (including the Products) has not and does not infringe, misappropriate or violate, any Intellectual Property rights of other persons; (iii) to the Company’s knowledge, no other person has infringed, misappropriated or violated any of the Company Owned IP; and (iv) none of the Company or any Company Subsidiary has received any formal written opinions of counsel regarding any of the foregoing in the twelve (12) months before the date of this Agreement. To the knowledge of the Company, none of the Company Owned IP and none of the Company Licensed IP is subject to any outstanding Order that restricts in any manner the use, sale, transfer, licensing or exploitation thereof by the Company or affects the validity, use or enforceability of any such Company Owned IP or Company Licensed IP.

(e) Except as would not, individually or in the aggregate, be material to the Company or any Company Subsidiary, all current and past founders, officers, employees, agents, consultants, and contractors who have independently or jointly contributed, developed, conceived, contributed to or otherwise participated in the authorship, creation, improvement, modification or development of any Company Owned IP have (i) been operating under the work-for-hire doctrine such that all such work is automatically owned by Company or the applicable Company Subsidiary by operation of law or (ii) executed valid, written agreements with the Company or a Company Subsidiary, and pursuant to which such persons agreed to assign to the Company or such Subsidiary all of their right, title, and interest in and to any Intellectual Property created, conceived or otherwise developed by such person in the course of and related to his, her or its relationship with the Company and/or its Subsidiaries, without further consideration or any restrictions or obligations whatsoever, including on the use or other disposition or ownership of such Intellectual Property. The current and past founders, officers, employees, agents, consultants, and contractor who have independently or jointly contributed, developed, conceived, contributed to or otherwise participated in the authorship, creation, improvement, modification or development of any Company Owned IP and who have executed agreements of the type described in clause (ii) the preceding sentence (and a description of each such agreement) are listed Schedule 5.19(e).

(f) To the Company’s knowledge, no event has occurred, or condition or state of facts exists which would form a reasonable basis for product liability related, in whole or in part, to any of the Company’s products or services.

(g) Except as would not have a Material Adverse Effect, the Company and/or each Company Subsidiary owns, leases, licenses, or otherwise has the legal right to use all Business Systems, and such Business Systems are sufficient for the immediate and anticipated future needs of the business of the Company as currently conducted. The Company maintains commercially reasonable disaster recovery and business continuity plans, procedures and facilities, and for the past three (3) years, there has not been any material failure with respect to any of the Business Systems that has not been remedied or replaced in all material respects. The Company and/or each Company Subsidiary has purchased a sufficient number of seat licenses for its Business Systems.

31

(h) Except as set forth in Schedule 5.19(h), the Company and the Company Subsidiaries have established and implemented, and, to the knowledge of the Company, are operating in material compliance with, policies, programs and procedures that are commercially reasonable and include administrative, technical and physical safeguards, designed to protect the confidentiality and security of Sensitive Data in their possession, custody or control against unauthorized access, use, modification, disclosure or other misuse. The Company and the Company Subsidiaries maintain security controls for all material Business Systems owned by the Company or any Company Subsidiary that are designed to protect such Business Systems against attacks (including virus, worm and denial-of-service attacks), unauthorized activities or access of any employee, hackers or any other person, and to otherwise maintain and protect the integrity, operation and security of such Business Systems and all information (including Sensitive Data) stored thereon or transmitted thereby. For the twelve (12) months before the date of this Agreement, the Business Systems have not suffered any material failures, breakdowns, continued substandard performance, unauthorized intrusions, or other adverse events affecting any such Business Systems that, in each case, have caused any substantial disruption of or interruption in or to the use of such Business Systems, except as would not have a Material Adverse Effect. The Company or a Company Subsidiary has remedied, to a material extent, any privacy or data security issues identified in any privacy or data security audits of its businesses (including third-party audits of the Business Systems). The Business Systems are sufficient for the current operations of the Company and the Company Subsidiaries in all material respects.

(i) The Company and the Company Subsidiaries have in place policies (including a privacy policy), rules, and procedures (the “Privacy Policy”) regarding the Company’s and its Subsidiaries’ collection, use, processing, disclosure, disposal, dissemination, storage and protection of customers’ Personal Data/Information. To the knowledge of the Company, except as set forth in Schedule 5.19(i), the Company and each Company Subsidiary has materially and substantially complied with the Privacy Policy and applicable Laws regarding the collection, use, storage and transfer of Personal Data/Information.

(j) The Company and each Company Subsidiary has implemented and maintained, and has used commercially reasonable efforts to ensure that all providers of information technology services to the Company that involve or relate to the collection, storage, processing or transmission of sensitive information, including Personal Data/Information (the “IT Providers”), have implemented and maintain in material respects: (i) commercially reasonable administrative, technical, and physical safeguards designed to prevent the loss, alteration, or destruction of, or unauthorized access to or disclosure of, Personal Data/Information and (ii) a security plan that is designed to (A) identify internal and external risks to the security of the confidential information included in Personal Data/Information maintained by, or provided to, the Company; (B) implement, monitor and provide adequate and effective administrative, electronic and physical safeguards to control such risk; and (C) maintain notification procedures in material compliance with applicable Laws in the case of any breach of security with respect to sensitive information, including Personal Data/Information.

(k) As of the date hereof, no Actions are pending or, to the knowledge of the Company, threatened in writing against the Company and/or any Company Subsidiary relating to the collection, use, dissemination, storage and protection of Personal Data/Information.

(l) To the knowledge of the Company, except as set forth in Schedule 5.19(l), none of the tangible embodiments of Company Owned IP (including software) is currently or was in the last twelve (12) months prior to the Signing Date, distributed or used by the Company with any public Software in a manner that requires that any of the Company Owned IP (in whole or in part) or tangible embodiments thereof be dedicated to the public domain, disclosed, distributed in source code form, made available at no charge, or reverse engineered. Schedule 5.19(l) further identifies the material public Software with which such tangible embodiments identified pursuant to the previous sentence were distributed or used, and the manner of such distribution or use, and how such public Software was integrated or combined with or linked to any such tangible embodiments.

32

(m) The Company and/or its Subsidiaries is in actual possession and control of the source code of the software within the Company Owned IP and all related documentation, specifications and Know-How. To the knowledge of the Company, except as set forth on Schedule 5.19(m), no Person other than the Company and/or its Subsidiaries and their employees and contractors (i) has a right to access or possess any source code of the software within the Company Owned IP, or (ii) will be entitled to obtain access to or possession of such source code as a result of the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated by this Agreement.

(n) Schedule 5.19(n): (i) identifies each standards-setting organization (including ETSI, 3GPP, 3GPP2, TIA, IEEE, IETF, and ITU-R), university or industry body, consortium, other multi-party special interest group and any other collaborative or other group in which the Company or any Company Subsidiary is currently participating, or has participated in the past or applied for future participation in, including any of the foregoing that may be organized, funded, sponsored, formed or operated, in whole or in part, by any Governmental Authority, in all cases, to the extent related to any Intellectual Property (each a “Standards Body”); and (ii) sets forth a listing and description of the membership agreements and other Contracts, bylaws, policies, rules and similar materials relating to such Standards Bodies, to which Company or any Company Subsidiary is bound (collectively, “Standards Agreements”). True, complete and correct copies of all Standards Agreements have been delivered to the Purchaser Parties. The Company and each Company Subsidiary is not bound by, and has not agreed in writing to be bound by, any Contract (including any written licensing commitment), bylaw, policy, or rule of any Standards Body that requires or purports to require Company to contribute, disclose or license any Intellectual Property to such Standards Body or its other members, other than the Standards Agreements. As of the Signing Date, the Company and each Company Subsidiary has not made any written Patent disclosures to any Standards Body. The Company and each Company Subsidiary, where applicable, is in compliance with all Standards Agreements that relate to Intellectual Property. The Company and each Company Subsidiary is not engaged in any dispute with any Standards Body with respect to any Intellectual Property or with any third Persons with respect to Company’s conduct with respect to any Standards Body.

5.20 Customers and Suppliers.

(a) Schedule 5.20(a) sets forth a list of the Company Group’s ten (10) largest customer as measured by the dollar amount of purchases thereby, for the twelve (12) month period ended March 31, 2024, showing the approximate total purchases by the Company Group from each such customer, during such period.

(b) Schedule 5.20(b) sets forth a list of the Company Group’s ten (10) largest suppliers as measured by the dollar amount of purchases thereby, for the twelve (12) month period ended March 31, 2024, showing the approximate total purchases by the Company Group from each such supplier, during such period.

(c) Except as set forth on Schedule 5.20(c), to the actual knowledge of the Company, no customer listed on Schedule 5.20(a) or supplier listed on Schedule 5.20(b) has, within the last twenty-four (24) months from the date of this Agreement, (i) terminated its relationship with the Company Group, (ii) materially reduced its business with the Company Group or materially and adversely modified its relationship with the Company Group, (iii) notified the Company Group in writing of its intention to take any such action, or (iv) to the knowledge of the Company, become insolvent or subject to bankruptcy proceedings.

33

5.21 Accounts Receivable and Payable; Loans.

(a) To the knowledge of the Company, all accounts receivables (if any) and notes of the Company Group reflected on the Financial Statements represent valid obligations arising from services actually performed or goods actually sold by the Company Group in the ordinary course of business consistent with past practice. To the knowledge of the Company, the accounts payable of the Company Group reflected on the Financial Statements, and all accounts payable arising subsequent to the date thereof, arose from bona fide transactions in the ordinary course consistent with past practice or in connection with the transactions contemplated hereby.

(b) To the knowledge of the Company, there is no contest, claim, or right of setoff in any agreement with any maker of an account receivable or note relating to the amount or validity of such account, receivables or note that could reasonably result in a Company Material Adverse Effect. To the knowledge of the Company, receivables or notes are collectible in the ordinary course of business.

(c) The information set forth on Schedule 5.21(c) separately identifies any accounts receivable (if any) or note, in each case of value greater than $50,000, of the Company Group which are owed by any Affiliate of the Company Group as of the Balance Sheet Date. Except as set forth on Schedule 5.21(c), the Company Group is not liable to any of its Affiliates and no Affiliates are liable to the Company Group for any Indebtedness.

5.22 Pre-payments. The Company Group has not received any payments with respect to any services to be rendered or goods to be provided after the Closing except in the ordinary course of business.

5.23 Employees.

(a) Neither the Company nor any Company Subsidiary is a party to or subject to any collective bargaining agreement, non-competition agreement restricting the activities of the Company, or any similar agreement, and there has been no activity or Proceeding by a labor union or representative thereof to organize any employees of the Company.

(b) There are no pending or, to the knowledge of the Company, threatened claims or Proceedings against the Company or any Company Subsidiary under any worker’s compensation policy or long-term disability policy.

(c) Neither the execution, delivery and performance of this Agreement or any Additional Agreement to which the Company is a party nor the consummation of the transactions contemplated by this Agreement will (either alone or in combination with another event) result in any severance or other payment becoming due, or increase the amount of any compensation or benefits due, to any current or former employee, officer, director, consultant or other service provider of the Company, provided that this Section 5.23(c) does not apply to the proposed incentive plan of the Purchaser to be agreed on or prior to the initial submission of the Registration Statement.

(d) Schedule 5.23(d) contains a list of all Company or Company Subsidiary executive-level (including any division director and vice president-level position) employees (the “Key Employees”) by employee name, employer, office location, year of initial employment, and 2024 base salary. No employee of the Company or of any Company Subsidiary works or resides in the United States.

34

5.24 Employment Matters.

(a) Schedule 5.24(a) sets forth a true and complete list, as of the Signing Date, of (i) the form of employment agreement and the form of consultant, independent contractor and/or commission agreement now in effect that have established effective employment between all consultants, independent contractors and the Company or any Company Subsidiary under applicable Law and, (ii) each employee group or executive medical, life, or disability insurance plan, and each incentive, bonus, profit sharing, retirement, deferred compensation, equity, phantom stock, stock option, stock purchase, stock appreciation right or severance plan of the Company or any Company Subsidiary now in effect or under which the Company or any Company Subsidiary has any obligation, or (iii) any employment agreement or understanding between the Company or any Company Subsidiary and any Key Employee concerning the terms of such Key Employee’s employment that does not apply to the Company’s employees generally (collectively, the “Labor Agreements”). The Company has previously delivered to the Purchaser Parties true and complete copies of such forms of Labor Agreements and each generally applicable employee handbook or policy statement of the Company. The Company has no employees based in the United States.

(b) Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, as of the Signing Date:

(i) to the knowledge of the Company, no current employee of the Company or any Company Subsidiary, in the ordinary course of his or her duties, has breached any obligation to a former employer in respect of any covenant against competition or soliciting clients or employees or servicing clients or confidentiality or any proprietary right of such former employer; and

(ii) to the knowledge of the Company, there is no pending representation question or union organizing activity respecting employees of the Company or any Company Subsidiary.

5.25 Withholding. All obligations of the Company Group (other than with respect to Taxes) applicable to its employees, whether arising by operation of Law or by contract, or attributable to payments by the Company Group to trusts or other funds or to any governmental agency, with respect to unemployment compensation benefits, social security benefits or any other benefits for its employees with respect to the employment of said employees through the date hereof have been paid or adequate accruals therefor have been made on the Financial Statements, other than as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. As of the date hereof, all reasonably anticipated obligations of the Company Group with respect to such employees (except for those related to wages during the pay period immediately prior to the Closing Date and arising in the ordinary course of business and other than with respect to Taxes), whether arising by operation of Law or by contract, for salaries and holiday pay, bonuses and other forms of compensation payable to such employees in respect of the services rendered by any of them prior to the date hereof have been or will be paid by the Company Group prior to the Closing Date, other than as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

5.26 Real Property.

(a) The Company Group does not own any Real Property which is used in the Business.

(b) With respect to each Lease: (i) each Lease is valid, binding and in full force and effect, subject to Creditors’ Rights; (ii) all rents and additional rents and other sums, expenses and charges due thereunder have been paid; (iii) the lessee is in peaceable possession thereof; (iv) no waiver, indulgence or postponement of the lessee’s obligations thereunder has been granted by the lessor thereof; (v) there exist no default or event of default thereunder by the Company; and (vi) the Company is not in breach and has not received notice of default or termination thereunder, in cases of each of clauses (i) through (vi), other than as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. The Company Group holds the leasehold estate on each of the Leases free and clear of all Liens, except for the Permitted Liens and the Liens of mortgagees of the Real Property in which such leasehold estate is located. The Real Property leased by the Company Group is in a state of maintenance and repair in all material respects adequate and suitable for the purposes for which it is presently being used in all material respects, and there are no material repair or restoration works likely to be required in connection with any of the leased Real Properties other than as would, individually or in the aggregate, would cost the Company Group less than $50,000 to repair or otherwise remediate for any single Real Property.

35

5.27 Tax Matters.

(a) The Company Group has duly and timely filed all Tax Returns required by applicable Law to be filed by the Company Group; all Taxes (whether or not shown on any Tax Returns) due and owing by the Company Group have been paid, other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with U.S. GAAP; and all such Tax Returns were true, complete and correct in all respects.

(b) There is no Proceeding, audit or claim now in progress against the Company Group in respect of any Tax, nor has any Proceeding for additional Tax been asserted in writing by any Taxing Authority that has not been resolved or settled in full.

(c) No written claim has been made by any Taxing Authority in a jurisdiction where the Company Group has not filed a Tax Return that any member of the Company Group is or may be subject to Tax by such jurisdiction, and no member of the Company Group has a permanent establishment (within the meaning of an applicable Tax treaty) or other fixed place of business in a country other than the country in which it is organized.

(d) The Company Group is not a party to any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar agreement (other than Contracts entered into in the ordinary course of business and not relating primarily to Taxes).

(e) The Company Group has withheld and paid all Taxes required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party.

(f) The Company Group has collected and remitted to the applicable Taxing Authority all sales and other similar Taxes required to be collected by the Company.

(g) The Company Group does not have an outstanding request for any extension of time within which to pay any Taxes or file any Tax Returns (other than extensions requested in the ordinary course of business), and there has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any Taxes of the Company Group that will remain outstanding as of the Closing Date.

(h) No member of the Company Group has distributed the stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(i) There are no Liens for Taxes upon any assets of the Company Group other than Permitted Liens.

(j) No member of the Company Group has been a party to or bound by any closing agreement, private letter rulings, technical advice memoranda, offer in compromise or similar agreement with any Taxing Authority in respect of which the Company Group could have any Tax Liability after the Closing. No member of the Company Group has any request for a ruling in respect of Taxes pending between any member of the Company Group and any Taxing Authority.

36

(k) No member of the Company Group (i) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which was the Company) or other comparable group for state, local or foreign Tax purposes or (ii) has Liability for the Taxes of any Person (other than the Company Group) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law), as a transferee or successor, by Contract (other than Contracts entered into in the ordinary course of business and not relating primarily to Taxes), or otherwise by Law.

(l) No member of the Company Group is a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(m) The Company Group has not participated in a “listed transaction” required to be disclosed pursuant to Treasury Regulations Section 1.6011-4(b).

(n) No member of the Company Group will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing as a result of (i) any use of an improper or change in method of accounting for any Tax period on or before the Closing, (ii) any “closing agreement” as described in Section 7121 of the Code (or any comparable or similar provisions of applicable Law) executed on or before the Closing, (iii) any installment sale or open transaction disposition made on or before the Closing, (iv) any deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any predecessor provision or any similar provision of state, local or non-U.S. Law) arising on or before the Closing; (v) prepaid amount received or deferred revenue accrued on or before the Closing outside the ordinary course of business, (vi) an election under Section 108(i) of the Code made on or before the Closing, (vii) any member of the Company Group that is a “controlled foreign corporation” (within the meaning of Section 957(a) of the Code) having “subpart F income” (within the meaning of Section 952(a) of the Code) accrued on or before the Closing, (viii) “global intangible low-taxed income” of the Company Group within the meaning of Section 951A of the Code (or any similar provision of state, local or non-U.S. Law) attributable to any taxable period (or portion thereof) on or before the Closing or (ix) election made pursuant to Section 965(h) of the Code.

(o) The unpaid Taxes of the Company Group for the current fiscal year (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Financial Statements and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company Group in filing its Tax Return.

(p) The Company Group has been in compliance in all respects with all applicable transfer pricing laws and legal requirements.

(q) No Member of the Company Group has deferred the withholding or remittance of any Applicable Taxes related or attributable to any Applicable Wages for any employees of the Company and shall not defer the withholding or remittance any Applicable Taxes related or attributable to Applicable Wages for any employees of the Company up to and through and including Closing Date, notwithstanding Internal Revenue Service Notice 2020-65 (or any comparable regime for state or local Tax purposes).

37

5.28 Regulatory Matters.

(a) Complete and accurate copies of all Regulatory Permits, and all material correspondence with the USDA or any other any applicable Regulatory Authorities with respect to the Regulatory Permits, have been made available to the Purchaser. The Company Group have never imported for sale, exported for sale, marketed for sale, sold, offered for sale, distributed for sale, processed for sale or packaged for sale any product, except for those products that are sold as a supplement and not as a drug.

(b) To the knowledge of the Company, the Company Group are not subject to any investigation that is pending and of which the Company Group has been notified in writing or, to the Company Group’s Knowledge, which has been threatened, in each case by (i) the USDA, (ii) the Department of Health and Human Services Office of Inspector General, (iii) the Department of Justice, or (iv) any other Governmental Entity pursuant to the Anti-Kickback Statute, the Federal False Claims Act (31 U.S.C. §3729) or other similar state or foreign law.

(c) The Company and its Subsidiaries have complied and are in compliance in all material respects, with all Applicable Laws including Privacy Laws. To the knowledge of the Company, neither the Company Group, its Subsidiaries, nor any of their Affiliates, officers, directors, employees, agents, or contractors has: (i) been debarred, excluded or received notice of action or threat of action with respect to debarment, exclusion or other action under the provisions of 21 U.S.C. §§ 335a, 335b, or 335c, 42 U.S.C. § 1320a-7 or any equivalent provisions in any other applicable jurisdiction; (ii) made or offered any payment, gratuity or other thing of value that is prohibited by any law to personnel of the USDA or any other Governmental Entity; (iii) made an untrue statement of a material fact or fraudulent statement to the USDA or other Governmental Authority or Regulatory Authority, failed to disclose a material fact required to be disclosed to the USDA or any other Governmental Authority or Regulatory Authority, or in any records and documentation prepared or maintained to comply with the applicable laws, or committed any act, made any statement, or failed to make any statement that, at the time such disclosure was made, could reasonably be expected to provide a basis for the USDA or any other Governmental Authority or Regulatory Authority to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy, (iv) received written notice of or been subject to any other material enforcement action involving the USDA or any other similar Governmental Entity, including any suspension, consent decree, notice of criminal investigation, indictment, sentencing memorandum, plea agreement, court order or target or no-target letter, and none of the foregoing are pending or, to Company Group’s Knowledge, threatened in writing.

5.29 Environmental Laws.

(a) Except as set forth on Schedule 5.29(a), the Company Group has not (i) received any written notice of any alleged claim, violation of or Liability under any Environmental Law which has not heretofore been cured or for which there is any remaining liability; (ii) disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Materials, arranged for the disposal, discharge, storage or release of any Hazardous Materials, or exposed any employee or other individual to any Hazardous Materials so as to give rise to any Liability or corrective or remedial obligation under any Environmental Laws; or (iii) entered into any agreement that requires it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other Person with respect to liabilities arising out of Environmental Laws or the Hazardous Materials Activities of the Company Group, except in each case of clauses (i), (ii), and (iii) as would not, individually or in the aggregate, have a Company Material Adverse Effect.

38

(b) The Company Group has delivered to the Purchaser Parties all material records in its possession concerning material Liabilities arising from the Hazardous Materials Activities of the Company Group and all environmental audits and environmental assessments in the possession or reasonable control of the Company Group of any facility currently owned, leased or used by the Company Group which identifies any material violations of Environmental Law or the presence of Hazardous Materials in quantities or concentrations that may require corrective or remedial obligation of the Company Group under any Environmental Laws on any property currently owned, leased or used by the Company Group. Except as set forth on Schedule 5.29(b) and to the knowledge of the Company, there are no Hazardous Materials in, on, or under any properties owned, leased or used at any time by the Company Group such as would reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

5.30 Finders’ Fees. Except as set forth on Schedule 5.30, with respect to the transactions contemplated by this Agreement, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company Group or any of Affiliates who might be entitled to any fee or commission from the Parent, Purchaser or any of its Subsidiaries (including the Company Group following the Closing) upon consummation of the transactions contemplated by this Agreement.

5.31 Powers of Attorney and Suretyships. Except as set forth on Schedule 5.31, the Company Group does not have any general or special powers of attorney outstanding (whether as grantor or grantee thereof) outside the Company Group or any obligation or liability (whether actual, accrued, accruing, contingent, or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise, in each case, in respect of the obligation of any Person outside the Company Group or other than as reflected in the Financial Statements or with any service providers or clinical partners used in clinical trials.

5.32 Directors and Officers. Schedule 5.32 sets forth a true, correct and complete list of all directors and officers of the Company as of the date of this Agreement.

5.33 Certain Business Practices. Neither the Company Group, nor any director, officer, agent or employee of the Company Group (in their capacities as such) has, since January 1, 2022, (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977 or (iii) made any other unlawful payment. Neither the Company Group, nor any director, officer, agent or employee of the Company Group (nor any Person acting on behalf of any of the foregoing, but solely in his or her capacity as a director, officer, employee or agent of the Company Group) has, since January 1, 2022, directly or, to the knowledge of the Company, indirectly, given or agreed to give any gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Company Group or assist the Company Group in connection with any actual or proposed transaction, in each case, which, if not given could reasonably be expected to have had a Company Material Adverse Effect on the Company Group, or which, if not continued in the future, could reasonably be expected to adversely affect the business or prospects of the Company Group that could reasonably be expected to subject the Company Group to suit or penalty in any private or governmental litigation or proceeding.

5.34 Money Laundering Laws. The operations of the Company Group are and, since January 1, 2022, have been conducted at all times in compliance with applicable laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental Authority (collectively, the “Money Laundering Laws”), and no Action involving the Company Group with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

39

5.35 International Trade Matters; Anti-Bribery Compliance.

(a) Except as set forth in Schedule 5.35(a), for the past three (3) years, the Company, any Company Subsidiary, and to the knowledge of the Company, each of its officers, directors, managers, employees, agents, subcontractors and vendors and other Persons acting on behalf of the Company (i) are in compliance with all applicable Anti-Corruption Laws, Anti-Money Laundering Laws, Sanctions Laws, and International Trade Laws, and (ii) have obtained all required licenses, consents, notices, waivers, approvals, orders, registrations, declarations, or other authorizations from, and have made any material filings with, any applicable Governmental Authority for all activities and transactions, including for the import, export, re-export, deemed export, deemed reexport, or transfer required under the Sanctions Laws and International Trade Laws, and the provision of financial services required under Anti-Money Laundering Laws. Except as set forth in Schedule 5.32(a), there are and have for the past three (3) years been no pending or, to the knowledge of the Company, threatened, Actions against the Company related to any Anti-Corruption Laws, Anti-Money Laundering Laws, Sanctions Laws, or International Trade Laws.

(b) For the past three (3) years, neither the Company, nor any Company Subsidiary, Company Shareholder or any officer or director of the Company or any Company Subsidiary, nor to the knowledge of the Company, any of its or any Company Subsidiary’s managers, employees, agents, subcontractors and vendors and other Persons acting on its or their behalf (i) is been a Sanctioned Person or a Restricted Person, or (ii) has transacted business directly or indirectly with any Sanctioned Person or Restricted Person or with or in any Sanctioned Jurisdiction, in each case in violation of applicable Sanctions Laws or International Trade Laws, or (iii) otherwise in violation of, any Sanctions Laws or International Trade Laws.

5.36 Not an Investment Company. The Company is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

5.37 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES.

NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO ANY PURCHASER PARTY OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE V OR THE ADDITIONAL AGREEMENTS, NONE OF THE COMPANY, ANY AFFILIATE OF THE COMPANY OR ANY OTHER PERSON MAKES, AND THE COMPANY EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ADDITIONAL AGREEMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO ANY MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE COMPANY GROUP THAT HAVE BEEN MADE AVAILABLE TO ANY PURCHASER PARTY OR ANY OF THEIR REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE COMPANY GROUP BY THE MANAGEMENT OF THE COMPANY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ADDITIONAL AGREEMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY ANY PURCHASER PARTY OR ANY AFFILIATE THEREOF IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ADDITIONAL AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE V OR THE ADDITIONAL AGREEMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY ANY COMPANY GROUP ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF THE COMPANY, ANY AFFILIATE OF THE COMPANY OR ANY OTHER PERSON, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY ANY PURCHASER PARTY OR ANY AFFILIATE THEREOF IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ADDITIONAL AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

40

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF PURCHASER PARTIES

The Purchaser Parties hereby, jointly and severally, represent and warrant to the Company Group that, except as disclosed in the Parent SEC Documents (excluding any disclosures in any “risk factors” Section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature) or the Purchaser Parties Disclosure Schedules (as hereinafter defined), each of the following representations and warranties is true, correct and complete as of the date of this Agreement and shall be true, correct and complete as of the Closing Date (or, if such representations and warranties are made with respect to a certain date, as of such date). The parties hereto agree that any reference in a particular Section in the disclosure Schedules delivered by the Purchaser Parties to the Company (the “Purchaser Parties Disclosure Schedules” and together with the Company Disclosure Schedules, the “Disclosure Schedules”) shall be deemed to be an exception to the representations and warranties of the Purchaser Parties that are contained in the corresponding Section of this Article VI; provided that where it is apparent on the face of a disclosure under a particular Section of any Schedule that such disclosure is, or may be reasonably determined to be, relevant to the matters described under any other Sections of this Agreement, such disclosure shall also be deemed to be relevant to such other Sections.

6.1 Corporate Existence and Power. Parent is a company duly organized, validly existing and in good standing under the laws of the British Virgin Islands. Each of Purchaser and Merger Sub, when formed, will be a company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands. Each of the Purchaser Parties has, or shall have, all power and authority, corporate and otherwise, and all governmental licenses, franchises, Permits, authorizations, consents and approvals required to own and operate its properties and assets and to carry on its business as presently conducted and as proposed to be conducted. Each of the Purchaser Parties has made or shall make available to the Company Group accurate and complete copies of its Organizational Documents, each as currently in effect. Parent is not in violation of any provision of its Organizational Documents.

6.2 Corporate Authorization. The execution, delivery and performance by the Purchaser Parties of this Agreement and the Additional Agreements (to which it is a party to) and the consummation by the Purchaser Parties of the transactions contemplated hereby and thereby are or will be within the corporate powers of the Purchaser Parties and have been or will be duly authorized by all necessary corporate action on the part of Purchaser Parties to the extent required by their respective Organizational Documents, applicable Laws or any Contract to which it is a party or by which its securities are bound other than the Required Parent Shareholder Approval (as defined in Section 10.1(d)). This Agreement has been duly executed and delivered by the Parent and it constitutes, and upon the execution and delivery of this Agreement by the Purchaser and the Merger Sub, this Agreement and the Additional Agreements (to which such Purchaser Party is a party) will constitute, a valid and legally binding agreement of the Purchaser Parties, enforceable against them in accordance with their representative terms, except to the extent that such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to or affecting the rights and remedies of creditors and general principles of equity (whether considered in a proceeding at law or in equity) and the discretion of the court before which any proceeding therefor may be brought.

41

6.3 Governmental Authorization. Neither the execution, delivery nor performance by any Purchaser Party of this Agreement or any Additional Agreements to which it is party requires or will require any consent, approval, license or other action by or in respect of, or registration, declaration or filing with, any Authority other than (a) compliance with any applicable requirements of the Exchange Act or the Securities Act, (b) the appropriate filings and approvals under the rules of the NYSE or Nasdaq, (c) the filing of the BRPM and other related documents required by the BVI Companies Act with the BVI Registrar, (d) the filing of the CRPM, and other related documents required by the Cayman Companies Act with the Cayman Registrar and the publication of notification of the Reincorporation Merger in the Cayman Islands Government Gazette pursuant to the Cayman Companies Act, (e) the filing of the Acquisition Plan of Merger and other related documents required by the Cayman Companies Act with the Cayman Registrar and the publication of notification of the Acquisition Merger in the Cayman Islands Government Gazette pursuant to the Cayman Companies Act and (f) other actions or filings the absence or omission of which would not, individually or in the aggregate be reasonably expected to prevent or materially delay or impair the Purchaser Parties’ ability to consummate the transactions contemplated hereunder (a “Purchaser Impairment Effect”) (each of the foregoing clauses (a) through (f), a “Purchaser Parties Governmental Approval” and together with the Company Governmental Approvals, the “Governmental Approvals”).

6.4 Non-Contravention. The execution, delivery and performance by the Purchaser Parties of this Agreement or any Additional Agreements do not and will not (i) violate, contravene or conflict with the Organizational Documents of any Purchaser Party, (ii) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon the Purchaser Parties, (iii) result in a violation or breach of, or constitute a default or give rise to any right of termination, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which any of the Purchaser Parties is bound, or (iv) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of any Purchaser Party, except, in each case of clauses (ii) through (iv), for any contravention or conflicts that would not reasonably be expected to have a Purchaser Parties Material Adverse Effect or a Purchaser Impairment Effect.

6.5 Finders’ Fees. Except for the Deferred Underwriting Amount and those set forth in Purchaser Parties Disclosure Schedules, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of any Purchaser Party or their Affiliates who might be entitled to any brokerage, finder’s or other fee or commission from any Purchaser Party, the Company Shareholders, any member of the Company Group, or any of their respective Affiliates upon consummation of the transactions contemplated by this Agreement or any of the Additional Agreements.

6.6 Issuance of Shares. The Initial Merger Consideration Shares (and the Earnout Shares, if any), when issued in accordance with this Agreement, will be duly authorized and validly issued, and will be fully paid and nonassessable and free of preemptive rights.

6.7 Capitalization.

(a) The authorized shares of Parent consists of 500,000,000 shares of no par value each of a single class, of which 7,750,000 Parent Ordinary Shares are issued and outstanding as of the date hereof. No other shares or other Securities of Parent are issued, reserved for issuance or outstanding. All issued and outstanding Parent Ordinary Share are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the BVI Law, the Parent’s Organizational Documents or any contract to which Parent is a party or by which Parent is bound. Except as set forth in the Parent’s Organizational Documents, there are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any Parent Ordinary Share or any other Securities of Parent. There are no outstanding contractual obligations of Parent to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

42

(b) Upon formation, the authorized shares of Purchaser shall consist of 500,000,000 Purchaser Ordinary Shares, par value $0.001 per share, of which one (1) Purchaser Ordinary Share shall be issued and outstanding at such time. No other shares or other Securities of Purchaser shall be issued, reserved for issuance or outstanding. All issued and outstanding Purchaser Ordinary Shares shall be duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Cayman Law, the Purchaser’s Organizational Documents or any contract to which Purchaser is a party or by which Purchaser is bound. Except as set forth in the Purchaser’s Organizational Documents, there shall be no outstanding contractual obligations of Purchaser to repurchase, redeem or otherwise acquire any Purchaser Ordinary Shares or any other Securities of Purchaser. There shall be no outstanding contractual obligations of Purchaser to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

(c) Upon formation, the authorized shares of Merger Sub shall consist of 50,000 shares of par value $1 per share (the “Merger Sub Ordinary Shares”) of which one (1) Merger Sub Ordinary Share shall be issued and outstanding at such time. No other shares or other Securities of Merger Sub shall be issued, reserved for issuance or outstanding. All issued and outstanding Merger Sub Ordinary Shares shall be duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Cayman Law, the Merger Sub’s Organizational Documents or any contract to which Merger Sub is a party or by which Merger Sub is bound. Except as set forth in the Merger Sub’s Organizational Documents, there shall be no outstanding contractual obligations of Merger Sub to repurchase, redeem or otherwise acquire any Merger Sub Ordinary Shares or any other Securities of Merger Sub. There shall be no outstanding contractual obligations of Merger Sub to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

6.8 Trust Fund. As of March 24, 2025, the Parent has at least $61,672,472in the trust fund established by the Parent for the benefit of its public shareholders (the “Trust Fund”) in a trust account at Morgan Stanley in the United States, maintained by Continental Stock Transfer & Trust Company (the “Trustee”) acting as trustee (the “Trust Account”), and substantially all of such monies are invested in “government securities” (as such term is defined in the Investment Company Act of 1940, as amended) and held in trust by the Trustee pursuant to the Investment Management Trust Agreement. The Investment Management Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Parent and the Trustee, enforceable in accordance with its terms. Except as disclosed in Parent SEC Documents, the Investment Management Trust Agreement has not been terminated, repudiated, rescinded, amended, supplemented or modified, in any respect, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no separate Contracts or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Investment Management Trust Agreement in the Parent SEC Documents to be inaccurate in any material respect or, to the knowledge of the Parent, that would entitle any Person (other than (i) in respect of the deferred underwriting commissions or Taxes set forth on Schedule 6.8, (ii) the holders of Parent Securities prior to the Effective Time who shall have elected to redeem their Parent Ordinary Shares pursuant to the Parent’s Organizational Documents or (iii) if Parent fails to complete a “Business Combination” as such term is defined in Parent’s Organizational Documents within the allotted time period and liquidates the Trust Fund, subject to the terms of the Investment Management Trust Agreement, Parent in limited amounts to permit Parent to pay the expenses of the Trust Account’s liquidation and dissolution, and then Parent’s public shareholders) to any portion of the funds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account are required to be released, except to pay Taxes from any interest income earned in the Trust Account, and to redeem Parent Ordinary Shares pursuant to the Parent’s Organizational Documents. As of the date of this Agreement, there are no Actions pending or, to the knowledge of the Parent, threatened, with respect to the Trust Account.

43

6.9 Listing. As of the date hereof, the Parent Units, Parent Ordinary Shares and Parent Rights are listed on the Nasdaq Global Market, with trading symbols “YHNAU,” “YHNA,” and “YHNAR.”

6.10 Board Approval. The board of directors of Parent (including any required committee or subgroup of such boards) has, as of the date of this Agreement, unanimously (i) declared the advisability of the transactions contemplated by this Agreement, (ii) determined that the transactions contemplated hereby are fair and in the best interests of the shareholders of the Purchaser Parties, as applicable, and (iii) determined that the transactions contemplated hereby constitute a “Business Combination” as such term is defined in Parent’s Organizational Documents. Upon the formation of the Purchaser and the Merger Sub, respectively, the sole director of the Purchaser and the sole director of the Merger Sub shall take the actions described in clauses (i) and (ii) of the immediately preceding sentence.

6.11 Parent SEC Documents and Financial Statements; Internal Controls.

(a) Parent has filed on a timely basis all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by Parent with the SEC since Parent’s formation under the Exchange Act or the Securities Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement but prior to the Closing (the “Additional Parent SEC Documents”). Parent has made available (including by posting on the EDGAR website) to the Company copies in the form filed with the SEC of all of the following, except to the extent available in full without redaction on the SEC’s website through EDGAR for at least two (2) days prior to the date of this Agreement: (i) Parent’s Annual Reports on Form 10-K for each fiscal year of Parent beginning with the first year Parent was required to file such a form, (ii) Parent’s Quarterly Reports on Form 10-Q for each fiscal quarter of Parent beginning with the first quarter Parent was required to file such a form, (iii) all proxy statements relating to Parent’s meetings of shareholders (whether annual or special) held, and all information statements relating to shareholder consents, since the beginning of the first fiscal year referred to in clause (i) above, (iv) all of its Form 8-Ks filed since the beginning of the first fiscal year referred to in clause (i) above, (v) Parent’s Form S-1, and (vi) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to the Company pursuant to this Section 6.12) filed by Parent with the SEC since Parent’s formation (the forms, reports, registration statements and other documents referred to in clauses (i), (ii), (iii), (iv) and (v) above, whether or not available through EDGAR, are, collectively, the “Parent SEC Documents”). The Parent SEC Documents were, and the Additional Parent SEC Documents will be, prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The Parent SEC Documents did not, and the Additional Parent SEC Documents will not, at the time they were or are filed, as the case may be, with the SEC (except to the extent that information contained in any Parent SEC Document or Additional Parent SEC Document has been or is revised or superseded by a later filed Parent SEC Document or Additional Parent SEC Document, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As used in this Section 6.12, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b) The financial statements and notes contained or incorporated by reference in the Parent SEC Documents and the Additional Parent SEC Documents (collectively, the “Parent Financial Statements”) are complete and accurate and fairly present in all material respects, in conformity with U.S. GAAP applied on a consistent basis in all material respects and Regulation S-X or Regulation S-K, as applicable, the financial position of the Purchaser as of the dates thereof and the results of operations of the Purchaser for the periods reflected therein. The Parent Financial Statements (i) were prepared from the Books and Records of the Parent; (ii) were prepared on an accrual basis in accordance with U.S. GAAP consistently applied; (iii) contain and reflect all necessary adjustments and accruals for a fair presentation of the Parent’s financial condition as of their dates; (iv) were audited in accordance with the standards of the Public Company Accounting Oversight Board; and (v) contain and reflect adequate provisions for all material Liabilities for all material Taxes applicable to the Parent with respect to the periods then ended.

44

(c) Since its IPO, (i) Parent has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of its financial reporting and the preparation of its financial statements for external purposes in accordance with U.S. GAAP and (ii) Parent has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to Parent is made known to the principal executive officer and principal financial officer by others within Parent. Parent maintains and, for all periods covered by the Parent Financial Statements, has maintained Books and Records in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of Parent in all material respects.

(d) Parent has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e) Since the IPO, Parent has complied in all material respects with all applicable listing and corporate governance rules and regulations of Nasdaq. The classes of securities representing issued and outstanding Parent Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq. Except as set forth on Schedule 6.11, as of the date of this Agreement, there is no Action pending or, to the knowledge of the Parent, threatened against Parent by Nasdaq or the SEC, respectively, with respect to any intention to deregister Parent Ordinary Shares or prohibit or terminate the listing of Parent Ordinary Shares on Nasdaq. Parent has not taken any action that is designed to terminate the registration of Parent Ordinary Shares under the Exchange Act.

(f) Since its incorporation and to the date of this Agreement, Parent has not received any written complaint, allegation, assertion or claim that there is (i) a “significant deficiency” in the internal controls over financial reporting of Parent, (ii) a “material weakness” in the internal controls over financial reporting of Parent or (iii) fraud, whether or not material, that involves management or other employees of Parent who have a significant role in the internal controls over financial reporting of Parent.

(g) Except as specifically disclosed, reflected or fully reserved against in the Parent Financial Statements, and for liabilities and obligations of a similar nature and in similar amounts incurred in the ordinary course of business since the Parent’s formation, there are no material liabilities, debts or obligations (whether accrued, fixed or contingent, liquidated or unliquidated, asserted or unassisted, absolute, determined, determinable or otherwise) of Parent or any of its Subsidiaries. All debts and Liabilities, fixed or contingent, which should be included under U.S. GAAP on a balance sheet are included in the Parent Financial Statements.

6.12 Litigation. There is no Action (or any basis therefore) pending against or, to the knowledge of the Parent, threatened against any Purchaser Party, any of its officers or directors or any of its securities or any of its assets or Contracts before any court, Authority or official or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby or by the Additional Agreements. There are no outstanding judgments against the Parent. The Parent is not, and has not previously been, subject to any legal proceeding with any Authority.

45

6.13 Business Activities. Since its incorporation, Parent has not conducted any business activities other than activities (i) in connection with or incident or related to its incorporation or continuing corporate (or similar) existence, (ii) directed toward the accomplishment of a business combination, including those incident or related to or incurred in connection with the negotiation, preparation or execution of this Agreement or any Additional Agreement, the performance of its covenants or agreements in this Agreement or any Additional Agreement or the consummation of the transactions contemplated hereby or thereby or (iii) those that are administrative, ministerial or otherwise immaterial in nature. Except as set forth in Parent’s Organizational Documents, there is no Contract binding upon the Parent or to which the Parent is a party which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of it or its Subsidiaries, any acquisition of property by it or its Subsidiaries or the conduct of business by it or its Subsidiaries (including, in each case, following the Closing).

6.14 Compliance with Laws. No Purchaser Party is in violation of, has violated, under investigation with respect to any violation or alleged violation of, any Law, or judgment, Order or decree entered by any court, arbitrator or Authority, domestic or foreign, nor is there any basis for any such charge and the Purchaser has not previously received any subpoenas by any Authority.

6.15 Money Laundering Laws. The operations of the Purchaser Parties are and have been conducted at all times in compliance with the Money Laundering Laws, and no Action involving the Purchaser Parties with respect to the Money Laundering Laws is pending or, to the knowledge of the Purchaser Parties, threatened.

6.16 OFAC. Neither the Purchaser Parties, nor any director or officer of the Purchaser Parties (nor, to the knowledge of the Parent, any agent, employee, Affiliate or Person acting on behalf of the Purchaser Parties) is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the OFAC; and the Purchaser Parties have not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any subsidiary, joint venture partner or other Person, in connection with any sales or operations in Balkans, Belarus, Burma, Cote D’Ivoire (Ivory Coast), the Crimea region of Ukraine, Cuba, Democratic Republic of Congo, Iran, Iraq, Liberia, North Korea, Sudan, Syria, and Zimbabwe or any other country or territory sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the previous fiscal years.

6.17 Not an Investment Company. The Parent is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

6.18 Tax Matters.

(a) Each Purchaser Party has duly and timely filed all Tax Returns required by applicable Law to be filed by the Purchaser Parties, all Taxes (whether or not shown on any Tax Returns) due and owing by the Purchaser Parties have been paid other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with U.S. GAAP, and all such Tax Returns were true, complete and correct in all respects.

(b) There is no Proceeding, audit or claim now in progress or, to the Purchaser Parties’ Knowledge, threatened against the Purchaser Parties in respect of any Tax, nor has any Proceeding for additional Tax been asserted in writing by any Taxing Authority that has not been resolved or settled in full.

(c) No written claim has been made by any Taxing Authority in a jurisdiction where the Purchaser Parties have not filed a Tax Return that it is or may be subject to Tax by such jurisdiction.

46

(d) The Purchaser Parties are not a party to any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar agreement (other than Contracts entered into in the ordinary course of business and not relating primarily to Taxes).

(e) The Purchaser Parties have withheld and paid all Taxes required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party.

(f) There is no outstanding request for any extension of time within which to pay any Taxes or file any Tax Returns (other than extensions requested in the ordinary course of business), and there has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any Taxes of the Purchaser Parties that will remain outstanding as of the Closing Date.

(g) The Purchaser Parties have not distributed the stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(h) There are no Liens for Taxes upon any assets of the Purchaser Parties other than Permitted Liens.

(i) The Purchaser Parties have not been a party to or bound by any closing agreement, private letter rulings, technical advice memoranda, offer in compromise, or any similar agreement with any Taxing Authority in respect of which the Purchaser Parties could have any Tax Liability after the Closing. The Purchaser Parties do not have any request for a ruling in respect of Taxes pending between any Purchaser Party and any Taxing Authority.

(j) The Purchaser Parties (i) have not been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which was the Parent) or other comparable group for state, local or foreign Tax purposes and (ii) has no Liability for the Taxes of any Person (other than the Purchaser Parties) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law), as a transferee or successor, by Contract (other than Contracts entered into in the ordinary course of business and not relating primarily to Taxes), or otherwise by Law.

(k) The Purchaser Parties have not participated in a “listed transaction” required to be disclosed pursuant to Treasury Regulations Section 1.6011-4(b).

(l) The Purchaser Parties will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing as a result of (i) any use of an improper or change in method of accounting for any Tax period that occurred on or before Closing, (ii) any “closing agreement” as described in Section 7121 of the Code (or any comparable or similar provisions of applicable Law) executed on or before Closing, (iii) any installment sale or open transaction disposition made on or before the Closing, (iv) any deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any predecessor provision or any similar provision of state, local or non-U.S. Law) arising on or before the Closing, (v) prepaid amount received or deferred revenue accrued on or before the Closing outside the ordinary course of business, or (vi) an election under Section 108(i) of the Code made on or before the Closing.

47

(m) The unpaid Taxes of the Purchaser Parties for the current fiscal year (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the financial statements and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing in accordance with the past custom and practice of the Purchaser Parties in filing Tax Returns.

(n) The Purchaser Parties have not deferred the withholding or remittance of any Applicable Taxes related or attributable to any Applicable Wages for any employees of the Purchaser Parties and shall not defer the withholding or remittance any Applicable Taxes related or attributable to Applicable Wages for any employees of the Purchaser Parties up to and through and including Closing Date, notwithstanding Internal Revenue Service Notice 2020-65 (or any comparable regime for state or local Tax purposes).

(o) The Purchaser Parties are not aware of the existence of any fact, nor have taken or agreed to take any action, that would reasonably be expected to prevent or impede the Reincorporation Merger from qualifying for the Reincorporation Intended Tax Treatment.

6.19 Transactions with Affiliates. Except as set forth on Schedule 6.19 or disclosed in the Parent SEC Documents, there are no Contracts between (a) any Purchaser Party, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of any Purchaser Party, on the other hand (each Person identified in this clause (b), a “Parent Related Party”), other than (i) Contracts with respect to a Parent Related Party’s employment with, or the provision of services to, any Purchaser Party that were entered into in the ordinary course of business (including with regard to benefit plans, indemnification arrangements and other ordinary course compensation matters), (ii) Contracts with respect to a Parent Related Party’s status as a holder of Securities of any Purchaser Party and (iii) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 7.2 or entered into in accordance with Section 7.2.

6.20 Independent Investigation. Parent has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of the Company and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company for such purpose. Each of the Purchaser Parties acknowledges and agrees (or will acknowledge and agree) that in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Company set forth in this Agreement (subject to the related portions of the Disclosure Schedules) and in any certificate delivered to the Purchaser Parties pursuant hereto, and the information provided by or on behalf of the Company for the Registration Statement.

6.21 Exclusivity of Representations and Warranties. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO ANY OF THE COMPANY GROUP OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE VI, AS QUALIFIED BY THE PURCHASER PARTIES DISCLOSURE SCHEDULES, OR THE ADDITIONAL AGREEMENTS, NONE OF THE PURCHASER PARTIES, ANY AFFILIATE OF THE PURCHASER PARTIES OR ANY OTHER PERSON MAKES, AND THE PURCHASER PARTIES EXPRESSLY DISCLAIM, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ADDITIONAL AGREEMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO ANY MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE PURCHASER PARTIES THAT HAVE BEEN MADE AVAILABLE TO ANY MEMBER OF THE COMPANY GROUP OR ANY OF THEIR REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE PURCHASER PARTIES BY THE MANAGEMENT OF THE PURCHASER PARTIES OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ADDITIONAL AGREEMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY ANY MEMBER OF THE COMPANY GROUP OR ANY AFFILIATE THEREOF IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ADDITIONAL AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE VI, AS QUALIFIED BY THE PURCHASER PARTIES DISCLOSURE SCHEDULES, OR THE ADDITIONAL AGREEMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY ANY PURCHASER PARTY ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF THE PURCHASER PARTIES, ANY AFFILIATE OF THE PURCHASER PARTIES OR ANY OTHER PERSON, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY ANY MEMBER OF THE COMPANY GROUP OR ANY AFFILIATE THEREOF IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ADDITIONAL AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

48

ARTICLE VII
COVENANTS OF THE COMPANY GROUP AND THE PURCHASER PARTIES PENDING CLOSING

The Company Group covenants and agrees that:

7.1 Conduct of the Business of the Company.

(a) From the date hereof through the Closing Date, the Company shall, and shall cause its Subsidiaries to, conduct their respective businesses in all material respects only in the ordinary course, consistent with past practices, and shall not enter into any material transactions without the prior written consent of the Parent (which consent shall not be unreasonably withheld, conditioned, or delayed), and shall use their reasonable best efforts to preserve substantially intact their respective business relationships with key employees, key suppliers and other Persons with whom they have material business dealings (it being understood that no action or failure to act permitted by Section 7.1(b) shall constitute a breach of this sentence). Notwithstanding anything to the contrary provided in this Agreement, none of the Company and its Subsidiaries shall be required to carry out any action or be prohibited from carrying out any action which would be inconsistent with any Law or which are expressly contemplated in this Agreement.

(b) From the date hereof until and including the Closing Date, without the Parent’s prior consent (which consent shall not be unreasonably withheld, conditioned, or delayed), the Company shall not, and shall cause its Subsidiaries not to:

(i) materially amend, modify or supplement its Organizational Documents other than pursuant to this Agreement;

(ii) amend, waive any provision of, terminate prior to its scheduled expiration date, or otherwise compromise in any way, any Contract or any other right or asset of the Company Group or the Purchaser Parties, which involve payments in excess of $250,000;

(iii) modify, amend or enter into any contract, agreement, license or, commitment, which obligates the payment of more than $250,000 (individually or in the aggregate);

(iv) make any capital expenditures in excess of $250,000 (individually or in the aggregate);

(v) sell, lease, license or otherwise dispose of any of the Company Group’s assets or assets covered by any Contract except (i) pursuant to existing contracts or commitments disclosed herein, (ii) sales of Inventory in the ordinary course consistent with past practice, or (iii) not exceeding $250,000;

(vi) accept returns of products sold from Inventory except in the ordinary course, consistent with past practice;

(vii) pay, declare or promise to pay any dividends or other distributions with respect to its capital stock or share capital, or pay, declare or promise to pay any other payments to any stockholder (other than, in the case of any stockholder that is an employee, payments of salary, benefits, leases, commissions and similar payments in the ordinary course of business);

49

(viii) authorize any salary increase of more than 15% for any employee making an annual salary equal to or greater than $200,000 in the aggregate on an annual basis or change the bonus or profit sharing policies of the Company Group other than in the ordinary course of business consistent with past practice;

(ix) obtain or incur any loan or other Indebtedness in excess of $500,000, including drawings under the Company Group’s existing lines of credit;

(x) incur any Lien on the Company Group’s assets, except for Permitted Liens or the Liens incurred in the ordinary course of business consistent with past practice;

(xi) merge or consolidate with or acquire any other Person or be acquired by any other Person;

(xii) permit any material insurance policy protecting any of the Company Group’s assets with an aggregate coverage amount in excess of $500,000 to lapse unless a replacement policy having comparable deductions and providing coverage equal to or greater than the coverage under the lapsed policy for substantially similar premiums or less is in full force and effect;

(xiii) make any change in its accounting principles other than in accordance with the applicable accounting policies or methods or write down the value of any Inventory or assets other than in the ordinary course of business consistent with past practice;

(xiv) change the principal place of business or jurisdiction of organization other than pursuant to the Reincorporation Merger;

(xv) extend any loans other than travel or other expense advances to employees in the ordinary course of business or with the principal amount not exceeding $10,000;

(xvi) issue, redeem or repurchase any capital stock or share, membership interests or other securities, or issue any securities exchangeable for or convertible into any share or any shares of its capital stock;

(xvii) make, change or revoke any material Tax election, amend any Tax Return, enter into any closing agreement or seek any ruling from any Taxing Authority with respect to material Taxes, surrender any right to claim a material refund of Taxes, settle or finally resolve any material controversy with respect to Taxes, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of material Taxes, change any method of Tax accounting or Tax accounting period, initiate any voluntary Tax disclosure to any Taxing Authority, or incur any material amount of Taxes outside of the ordinary course of business consistent with past practice; or

(xviii) undertake any legally binding obligation to do any of the foregoing.

50

7.2 Conduct of the Business of the Purchaser Parties.

(a) From the date hereof through the Closing Date, the Parent (and the Purchaser after the Reincorporation Effective Time) shall remain a “blank check company” as defined under the Securities Act, shall keep current and timely file all of its public filings with the SEC, and shall not conduct any business operations or activities other than required in connection with this Agreement and ordinary course operations to maintain its status as a Nasdaq-listed special purpose acquisition company pending the completion of the transactions contemplated hereby. Notwithstanding anything to the contrary provided in this Agreement, none of the Purchaser Parties and their respective Subsidiaries shall be required to carry out any action or be prohibited from carrying out any action which would be inconsistent with any Law or which are expressly contemplated in this Agreement.

(b) Without limiting the generality of the foregoing, through the Closing Date, other than in connection with the transactions contemplated by this Agreement, without the Company’s prior written consent (which shall not be unreasonably withheld), each of the Purchaser Parties shall not, and shall cause its Subsidiaries not to:

(i) amend, waive or otherwise change or fail to comply with the Investment Management Trust Agreement in any manner adverse to the Purchaser Parties or the Purchaser Parties’ ability to consummate the transactions contemplated by this Agreement;

(ii) amend, modify or supplement its Organizational Documents other than pursuant to this Agreement;

(iii) make any capital expenditures;

(iv) pay, declare or promise to pay any dividends or other distributions with respect to its capital stock or share capital, or pay, declare or promise to pay any other payments to any stockholder or shareholder;

(v) waive, release, assign, settle or discharge any claim or Action, other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, Parent or its Subsidiary) not in excess of $250,000 (individually or in the aggregate);

(vi) establish any Subsidiary or enter into any new line of business;

(vii) obtain or incur any Indebtedness or Liability in excess of $200,000 in the aggregate (other than (A) Indebtedness owed pursuant to working capital loans made in accordance with the IPO Prospectus, (B) any Trust Account extension fees incurred in accordance with the Investment Management Trust Agreement (as the same may be amended) or (C) legal or accounting advisor fees incurred in connection with the transactions contemplated by this Agreement;

(viii) issue or repurchase any Securities;

(ix) make, change or revoke any material Tax election, amend any Tax Return, enter into any closing agreement or seek any ruling from any Taxing Authority with respect to material Taxes, surrender any right to claim a material refund of Taxes, settle or finally resolve any material controversy with respect to Taxes, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of material Taxes, change any method of Tax accounting or Tax accounting period, initiate any voluntary Tax disclosure to any Taxing Authority, or incur any material amount of Taxes outside of the ordinary course of business consistent with past practice; or

(x) undertake any legally binding obligation to do any of the foregoing.

51

7.3 No Solicitation. From the date hereof through the earlier of (x) termination of this Agreement in accordance with Article XII and (y) the Closing, other than in connection with the transactions contemplated hereby, neither the Company Group, on the one hand, nor the Purchaser Parties, on the other hand, shall, and such Persons shall cause each of their respective officers, directors, Affiliates, managers, consultants, employees, representatives (including investment bankers, attorneys and accountants) and agents not to, directly or indirectly, (i) knowingly encourage, solicit, initiate, engage or participate in negotiations with any Person concerning, or make any offers or proposals related to, any Alternative Transaction, (ii) take any other action intended or designed to facilitate the efforts of any Person relating to a possible Alternative Transaction, (iii) enter into, engage in or continue any discussions or negotiations with respect to an Alternative Transaction with, or provide any non-public information, data or access to employees to, any Person that has made, or that is considering making, a proposal with respect to an Alternative Transaction or (iv) approve, recommend or enter into any Alternative Transaction or any Contract related to any Alternative Transaction. For purposes of this Agreement, the term “Alternative Transaction” shall mean any of the following transactions to which the Company Group or any Purchaser Party is a party (other than the transactions contemplated by this Agreement): (1) any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, consolidation, liquidation or dissolution or other similar transaction, or (2) any sale, lease, exchange, transfer or other disposition of more than 50% of the consolidated assets of such Person (other than the sale, the lease, transfer or other disposition of assets in the ordinary course of business) or more than 50% of the share capital or capital stock of the Company Group or the Purchaser Parties in a single transaction or series of transactions, that, in each case of clauses (1) and (2), is not conditioned upon the Closing. In the event that there is an unsolicited proposal for, or an indication of a serious interest in entering into, an Alternative Transaction, communicated in writing to the Company Group or the Purchaser Parties or any of their respective representatives or agents (each, an “Alternative Proposal”), such party shall as promptly as practicable (and in any event within two (2) Business Days after receipt) advise the other parties to this Agreement in writing of such Alternative Proposal and the material terms and conditions of any such Alternative Proposal (including any changes thereto) and the identity of the person making any such Alternative Proposal. The Company Group and the Purchaser Parties shall keep the other parties informed on a reasonably current basis of material developments with respect to any such Alternative Proposal.

7.4 Access to Information. From the date hereof until and including the Closing Date, the Company Group and the Purchaser Parties shall, to the best of their abilities and to the extent permitted by Law, (a) continue to give the other party, its legal counsel and other representatives full access to its offices, properties, and Books and Records, (b) furnish to the other party, its legal counsel and other representatives such information relating to the business of the Company Group or the Purchaser Parties as such Persons may reasonably request and (c) cause its respective employees, legal counsel, accountants and representatives to cooperate with the other party in such other party’s investigation of its business; provided that no investigation pursuant to this Section (or any investigation prior to the date hereof) shall affect any representation or warranty given by the Company Group or the Purchaser Parties and, provided further, that any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company Group or the Purchaser Parties. Notwithstanding anything to the contrary in this Agreement, neither party shall be required to provide the access described above or disclose any information if doing so is reasonably likely to (i) result in a waiver of attorney client privilege, work product doctrine or similar privilege or (ii) violate any contract to which it is a party or to which it is subject or applicable Law; provided that the non-disclosing party must advise the other party that it is withholding such access and/or information and (to the extent reasonably practicable) and the basis on which the access not granted and/or information not disclosed.

7.5 Notices of Certain Events. Each party shall promptly notify the other party of:

(a) any notice or other communication from any Person (including any Authority) alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or that the transactions contemplated by this Agreement might give rise to any Action by or on behalf of such Person or result in the creation of any Lien on any Company Ordinary Shares or share capital or capital stock of the Purchaser Parties or any of the Company Group’s or the Purchaser Parties’ assets;

(b) any notice containing substantive communication from any Authority in connection with the transactions contemplated by this Agreement or the Additional Agreements;

52

(c) any Actions commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting the consummation of the transactions contemplated by this Agreement or the Additional Agreements;

(d) the occurrence of any fact or circumstance which constitutes or results, or might reasonably be expected to constitute or result, in a Material Adverse Change; and

(e) the occurrence of any fact or circumstance which results, or might reasonably be expected to result, in any representation made hereunder by such party to be false or misleading in any material respect or to omit or fail to state a material fact, in each case that would result in the failure to satisfy the condition to the other party’s obligation to close as set forth in Section 10.2(b) or 10.3(b), as applicable.

7.6 SEC Filings.

(a) The Company Group acknowledges that:

(i) the Parent’s shareholders must approve the transactions contemplated by this Agreement prior to the Acquisition Merger contemplated hereby being consummated and that, in connection with such approval, the Parent must call a special meeting of its shareholders requiring Purchaser to prepare and file with the SEC a Proxy Statement and Registration Statement (as defined in Section 9.5);

(ii) the Purchaser Parties will be required to file Quarterly and Annual reports that may be required to contain information about the transactions contemplated by this Agreement; and

(iii) the Parent will be required to file a Form 8-K to announce the transactions contemplated hereby and other significant events that may occur in connection with such transactions.

(b) In connection with any filing the Purchaser Parties make with the SEC that requires information about the transactions contemplated by this Agreement to be included, the Company Group will, and will use its commercially reasonable efforts to cause its Affiliates, in connection with the disclosure included in any such filing or the responses provided to the SEC in connection with the SEC’s comments to a filing, to use their commercially reasonable efforts to (i) cooperate with the Purchaser Parties, (ii) respond to questions about the Company Group required in any filing or requested by the SEC, and (iii) provide any information requested by the Purchaser Parties in connection with any filing with the SEC.

(c) Company Group Cooperation. The Company Group acknowledges that a substantial portion of the filings with the SEC and mailings to each Purchaser Party’s shareholders with respect to the Proxy Statement shall include disclosure regarding the Company Group and its management, operations and financial condition. Accordingly, the Company Group agrees to as promptly as reasonably practical provide the Purchaser Parties with such information as shall be reasonably requested by the Purchaser Parties for inclusion in or attachment to the Proxy Statement, that is accurate in all material respects and does not omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, and complies as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder and in addition shall contain substantially the same financial and other information about the Company Group and its shareholders as is required under Regulation 14A of the Exchange Act regulating the solicitation of proxies. The Company Group understands that such information shall be included in the Proxy Statement and/or responses to comments from the SEC or its staff in connection therewith and mailings. The Company Group shall cause their managers, directors, officers and employees to be reasonably available to the Purchaser Parties and their counsel in connection with the drafting of such filings and mailings and responding in a timely manner to comments from the SEC.

53

7.7 Trust Account. The Company Group acknowledges that after the Closing, the Purchaser Parties shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Investment Management Trust Agreement and for the payment of (i) all amounts payable to shareholders of Parent holding Parent Units or Parent Ordinary Share who shall have validly redeemed their Parent Units or Parent Ordinary Share upon acceptance by the Parent of such Parent Units or Parent Ordinary Share, (ii) the expenses of the Purchaser Parties to the third parties to which they are owed (including with respect to any payments required pursuant to Section 7.9), (iii) the Deferred Underwriting Amount to the underwriter in the IPO and (iv) the remaining monies in the Trust Account to the Purchaser Parties.

7.8 PIPE Investment. The parties agree that from the date hereof through the Closing Date, the Company shall use commercially reasonable efforts to enter into and consummate subscription agreements with investors relating to the purchase of shares of Purchaser through private placement, and/or backstop or redemption waiver arrangements with potential investors, exceeding Ten Million Dollars ($10,000,000) at a price per share not less than $9.00, in each case on terms mutually agreeable to the Company and the Purchaser Parties (the “PIPE Investment”). The Company shall, and shall cause its Affiliates to, use commercially reasonable efforts to cause their respective representatives to, cooperate with the Purchaser Parties and their respective representatives in connection with such PIPE Investment.

7.9 Directors’ and Officers’ Indemnification and Insurance.

(a) The parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of the Purchaser Parties (the “D&O Indemnified Persons”) as provided in their respective Organizational Documents, in each case as in effect on the date of this Agreement, or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and any of the Purchaser Parties in effect on the date hereof and disclosed in Schedule 7.9(a), shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Reincorporation Effective Time, Purchaser shall cause the Organizational Documents of Purchaser and the Company to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of the Purchaser Parties to the extent permitted by applicable Law. The provisions of this Section 7.9 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives.

(b) The Company shall, or shall cause its Affiliates to, obtain and fully pay the premium for a “tail” insurance policy that provides coverage for up to a six-year period from the Closing Date, for the benefit of the D&O Indemnified Persons (the “D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than Parent’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided that in no event shall the Company be required to expend for such policies pursuant to this Section 7.9(b) an aggregate amount in excess of 200% of the amount per annum the Parent paid in its last full fiscal year, which amount is set forth in Schedule 7.9(b). Parent shall cause such D&O Tail Insurance to be maintained in full force and effect, for its full term, and cause the other Purchaser Parties to honor all obligations thereunder.

7.10 Formation of Purchaser and Merger Sub; Joinder Agreement. On May 8, 2025, each of Purchaser and Merger Sub signed a joinder agreement in form and substance reasonably agreed by the parties, agreeing to be bound by the Original Agreement as if parties hereto on the date of the Original Agreement.

54

ARTICLE VIII
COVENANTS OF THE COMPANY GROUP

The Company Group agrees that:

8.1 Reporting and Compliance with Laws. From the date hereof through the Closing Date, the Company Group shall duly and timely file all Tax Returns required to be filed with the applicable Taxing Authorities, pay any and all Taxes required by any Taxing Authority and duly observe and conform in all material respects, to all applicable Laws and Orders.

8.2 Commercially Reasonable Efforts to Obtain Consents. The Company Group shall use its commercially reasonable efforts to obtain each third party consent that is required for the consummation of the Acquisition Merger as promptly as practicable hereafter.

8.3 Annual and Interim Financial Statements. From the date hereof through the Closing Date, within forty (40) calendar days following the end of each three-month quarterly period, the Company Group shall deliver to Purchaser Parties, for the first three quarters of the year, unaudited consolidated financial statements reviewed by the Company’s auditor. The Company Group shall also promptly deliver to the Purchaser Parties copies of any audited annual consolidated financial statements of the Company that the Company’s auditor may issue.

8.4 Employees of the Company. The Company will use its commercially reasonable efforts to cause the Company Key Personnel to execute and deliver to the Purchaser Parties employment agreements substantially in the form attached hereto as Exhibit B (the “Employment Agreements”).

8.5 Additional Agreements. The Company will use its commercially reasonable efforts to cause the Company Shareholders who will own more than 3% of the issued and outstanding Purchaser Ordinary Shares as of immediately after the Effective Time to enter into the Lock-Up Agreements.

ARTICLE IX

COVENANTS OF ALL PARTIES HERETO

The parties hereto covenant and agree that:

9.1 Efforts; Further Assurances.

(a) Subject to the terms and conditions of this Agreement, each party shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws, and cooperate as reasonably requested by the other parties, to consummate and implement expeditiously each of the transactions contemplated by this Agreement (including the receipt of all applicable Governmental Approvals). The parties hereto shall execute and deliver such other documents, certificates, agreements and other writings and take such other actions as may be necessary or reasonably desirable in order to consummate or implement expeditiously each of the transactions contemplated by this Agreement.

(b) The Purchaser Parties and the Company shall use commercially reasonable efforts to take all actions as may be requested by any such Authority to obtain all applicable Governmental Approvals.

55

9.2 Tax Matters.

(a) Each of Parent, Purchaser, the Company, and their respective Affiliates shall file all Tax Returns consistent with the Reincorporation Intended Tax Treatment (including attaching the statement described in Treasury Regulations Section 1.368-(a) on or with the its Tax Return for the taxable year of the Reincorporation Merger), and shall take no position inconsistent with the Reincorporation Intended Tax Treatment (whether in audits, Tax Returns or otherwise), unless otherwise required by a Taxing Authority in connection with an audit.

(b) Notwithstanding anything to the contrary contained herein, all Transfer Taxes shall be paid by Parent. The Party required by Law to do so shall file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and if required by applicable Law, the Parties shall, and shall cause their respective Affiliates to, join in the execution of any such Tax Returns and other document. Notwithstanding any other provision of this Agreement, the Parties shall (and shall cause their respective Affiliates to) cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.

(c) In the event the SEC requires a tax opinion regarding the Reincorporation Intended Tax Treatment, the Parent will use its commercially reasonable efforts to cause Loeb & Loeb LLP to deliver such tax opinion to the Parent. Each party shall use commercially reasonable efforts to execute and deliver customary Tax representation letters to the applicable tax advisor in form and substance reasonably satisfactory to such advisor. Notwithstanding anything to the contrary in this Agreement, Loeb & Loeb LLP shall not be required to provide any opinion to any party regarding the Acquisition Merger.

(d) Within one hundred twenty (120) days after the end of Purchaser’s current taxable year and each subsequent taxable year of Purchaser for which Purchaser reasonably believes that it may be a “passive foreign investment company” within the meaning of Section 1297 of the Code (“PFIC”), Purchaser shall (1) determine its status as a PFIC, (2) determine the PFIC status of each of its Subsidiaries that at any time during such taxable year was a foreign corporation within the meaning of Section 7701(a) of the Code (the “Non-U.S. Subsidiaries”), and (3) make such PFIC status determinations available to the shareholders of Purchaser as of immediately prior to the Effective Time. If Purchaser determines that it (or any of its Non-U.S. Subsidiaries) was, or could reasonably be deemed to have been, a PFIC in such taxable year, Purchaser shall use commercially reasonable efforts to provide the statements and information (including without limitation, a PFIC Annual Information Statement meeting the requirements of Treasury Regulation Section 1.1295-1(g)) necessary to enable Purchaser shareholders as of immediately prior to the Effective Time and their direct and/or indirect owners that are United States persons (within the meaning of Section 7701(a)(30) of the Code) to comply with all provisions of the Code with respect to PFICs, including but not limited to making and complying with the requirements of a “Qualified Electing Fund” election pursuant to Section 1295 of the Code or filing a “protective statement” pursuant to Treasury Regulation Section 1.1295-3 with respect to Purchaser or any of the Non-U.S. Subsidiaries, as applicable. The covenants contained in this Section 9.2(d), notwithstanding any provision elsewhere in this Agreement, shall survive in full force and effect until the later of (x) two (2) years after the end of Purchaser’s current taxable year or (y) such time as Purchaser has reasonably determined that it is not a PFIC for three (3) consecutive taxable years.

56

9.3 Settlement of the Purchaser Parties’ Liabilities. Concurrently with the Closing, all outstanding liabilities of the Purchaser Parties shall be settled and paid in full and reimbursement of out-of-pocket expenses reasonably incurred by Purchaser’s or Parent’s officers, directors, or any of their respective Affiliates, in connection with identifying, investigating and consummating a business combination shall be paid in full.

9.4 Compliance with SPAC Agreements. The Company Group and Purchaser Parties shall assume the obligations under each of the applicable agreements entered into in connection with the IPO, including that certain Registration Rights Agreement, dated as of September 17, 2024 by and between Parent and the investors named therein.

9.5 Registration Statement.

(a) As promptly as practicable after the date hereof, but not later than May 16, 2025, Purchaser shall prepare with the assistance, cooperation and commercially reasonable efforts of the Company Group, and file with the SEC a registration statement on Form F-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of Purchaser Ordinary Shares to be issued in the Reincorporation Merger and Acquisition Merger (including, for the avoidance of doubt, the Holdback Shares), which Registration Statement will also contain a proxy statement of Parent (as amended, the “Proxy Statement”) for the purpose of soliciting proxies from Parent shareholders for the matters to be acted upon at the Parent Special Meeting and a consent solicitation statement for purposes of obtaining the Required Parent Shareholder Approval and providing the public shareholders of Parent an opportunity in accordance with Parent’s organizational documents and the IPO Prospectus to have their Parent Ordinary Shares redeemed in conjunction with the shareholder vote on the Parent Shareholder Approval Matters as defined below. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from Parent shareholders to vote, at an extraordinary general meeting of Parent shareholders to be called and held for such purpose (the “Parent Special Meeting”), in favor of resolutions approving (i) the adoption and approval of this Agreement and the Additional Agreements, the BRPM and the transactions contemplated hereby or thereby, including the Reincorporation Merger and the Acquisition Merger, by the holders of Parent Ordinary Share in accordance with the Parent’s Organizational Documents, BVI Law, Cayman Islands Law and the rules and regulations of the SEC and Nasdaq, (ii) adoption of the Purchaser’s amended and restated memorandum and articles of association substantially in the form attached hereto as Exhibit C, (iii) election of the directors of the Purchaser as set forth in Section 2.5 of this Agreement, (iv) approval of an incentive plan for the employees of the Purchaser to be effective as of the Closing and in the form to be mutually agreed by the parties and (iii) such other matters as the Company Group and Parent shall hereafter mutually determine to be necessary or appropriate in order to effect the Reincorporation Merger, the Acquisition Merger and the other transactions contemplated by this Agreement (the approvals described in foregoing clauses (i) through (iii), collectively, the “Parent Shareholder Approval Matters”), and (iii) the adjournment of the Parent Special Meeting, if necessary or desirable in the reasonable determination of Parent.

(b) Parent, acting through its board of directors (or a committee thereof), shall (i) recommend the Parent Shareholders to vote for each of the Parent Shareholder Approval Matters, (ii) use its commercially reasonable efforts to solicit from its shareholders proxies or votes in favor of the approval of the Parent Shareholder Approval Matters, and (iii) take all other action necessary or advisable to secure the approval of the Parent Shareholder Approval Matters. If on the date for which the Parent Special Meeting is scheduled, Parent has not received proxies representing a sufficient number of shares to obtain the Required Parent Shareholder Approval (as defined below), whether or not a quorum is present, Parent may make one or more successive postponements or adjournments of the Parent Special Meeting; provided that the Parent Special Meeting may not be postponed or adjourned by an aggregate of ten (10) Business Days without the Company’s prior written consent. In connection with the Registration Statement, Parent, Purchaser and the Company Group will file with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with applicable Law and applicable proxy solicitation and registration statement rules set forth in Parent’s organizational documents, BVI Law and the rules and regulations of the SEC and Nasdaq.

57

(c) The Purchaser shall cooperate and provide the Company Group (and its counsel) with a reasonable opportunity to review and comment on the Registration Statement and any amendment or supplement thereto prior to filing the same with the SEC. The Company Group shall provide the Purchaser Parties with such information concerning the Company Group and its equity holders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by the Company Group shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made not materially misleading (subject to the qualifications and limitations set forth in the materials provided by the Company Group). If required by applicable SEC rules or regulations, such financial information provided by the Company Group must be reviewed or audited by the Company Group’s auditors. The Parent shall provide such information concerning Parent and its equity holders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by the Parent shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made not materially misleading. The Purchaser will use all commercially reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Acquisition Merger and the transactions contemplated hereby.

(d) The Purchaser shall take any and all commercially reasonable and necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement and the Parent Special Meeting and to the cause the Registration Statement to become effective. Each party shall, and shall cause each of its subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available, at a reasonable time and location, to the Company Group, the Purchaser, Parent and their respective representatives in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Registration Statement, and responding in a timely manner to comments from the SEC. Each party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. Purchaser shall amend or supplement the Registration Statement for any such corrections and cause the Registration Statement, as so amended or supplemented, to be filed with the SEC.

(e) As soon as practicable following the Registration Statement “clearing” comments from the SEC and being declared effective by the SEC, Parent shall distribute the Proxy Statement to Parent’s shareholders, and, pursuant thereto, shall call the Parent Special Meeting in accordance with BVI Law for a date no later than thirty (30) days following the effectiveness of the Registration Statement.

9.6 Confidentiality. Except as necessary to complete the Proxy Statement and Registration Statement, the Company Group, on the one hand, and the Purchaser Parties, on the other hand, shall hold and shall cause their respective representatives to hold in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Law, all documents and information concerning the other party furnished to it by such other party or its representatives in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (a) previously known by the party to which it was furnished, (b) in the public domain through no fault of such party or (c) later lawfully acquired from other sources on a non-confidential basis, which source is not the agent of the other party, by the party to which it was furnished, without any breach by such source of any obligation of confidentiality to the other party), and each party shall not release or disclose such information to any other person, except its representatives in connection with this Agreement. In the event that any party is required to disclose any such confidential information pursuant to applicable Laws, to the extent permitted by applicable Law, such party shall give timely written notice to the other parties so that such parties may have an opportunity to obtain a protective order or other appropriate relief, and such party shall only disclose the minimum amount of such confidential information so required to be disclosed. For the avoidance of doubt, the obligations set forth in this Section 9.6 shall not limit any obligation with respect to any confidential information of any party under any existing confidentiality agreements, including the non-disclosure agreement entered into by the Parent and Zhejiang Xiaojianren on October 11, 2024, which remains in full force and effect.

58

ARTICLE X
CONDITIONS TO CLOSING

10.1 Condition to the Obligations of the Parties. The obligations of all of the parties hereto to consummate the Reincorporation Merger, the Acquisition Merger and the Closing are subject to the satisfaction of all the following conditions:

(a) No provisions of any applicable Law, and no Order shall prohibit or prevent the consummation of the Closing.

(b) The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued.

(c) The Parent Shareholder Approval Matters that are submitted to the vote of the shareholders of Parent at the Parent Special Meeting in accordance with the Proxy Statement and Parent’s Organizational Documents shall have been approved by the requisite vote of the shareholders of Parent at the Parent Special Meeting in accordance with Parent’s Organizational Documents, applicable Law and the Proxy Statement (the “Required Parent Shareholder Approval”).

(d) This Agreement and the transactions contemplated hereby and thereby, including the Acquisition Merger, shall have been authorized and approved by the Company and by the holders of Company Ordinary Shares constituting the Requisite Company Vote in accordance with the Cayman Islands Law and the Company’s memorandum and articles of association.

(e) Any required filings under the HSR Act, and other applicable anti-trust laws, shall have been completed and any applicable waiting period, any extensions thereof, and any commitments by the parties not to close before a certain date under a timing agreement entered into with a Governmental Authority shall have expired or otherwise been terminated.

10.2 Conditions to Obligations of the Purchaser Parties. The obligation of the Purchaser Parties to consummate the Closing is subject to the satisfaction, or the waiver at the Purchaser Parties’ sole and absolute discretion, of all the following further conditions:

(a) The Company Group shall have duly performed all of its obligations hereunder required to be performed by it at or prior to the Closing Date in all material respects (disregarding all references to “material respects” that may already be contained in the applicable covenants).

(b) All of the representations and warranties of the Company Group contained in Article V in this Agreement, disregarding all qualifications and exceptions contained herein relating to materiality or Company Material Adverse Effect shall: (i) be true and correct at and as of the date of this Agreement except as provided in the Company Disclosure Schedules pursuant to Article V, and (ii) be true and correct as of the Closing Date except as provided in the Company Disclosure Schedules pursuant to Article V (except that if the representation and warranties that speak as of a specific date prior to the Closing Date, such representations and warranties need only to be true and correct as of such earlier date), in the case of (i) and (ii), other than as would not in the aggregate reasonably be expected to have a Company Material Adverse Effect.

59

(c) There shall have been no event, change or occurrence which individually or together with any other event, change or occurrence, could reasonably be expected to have a Company Material Adverse Effect which is continuing and uncured.

(d) The Purchaser Parties shall have received a certificate signed by the Chief Executive Officer and Chief Financial Officer of the Company to the effect set forth in clauses (a) through (c) of this Section 10.2.

(e) The Purchaser Parties shall have received (i) a copy of the Memorandum and Articles of Association of the Company as in effect as of the Closing Date, (ii) copies of resolutions duly adopted by the board of directors of the Company and by the Requisite Company Vote of the Company Shareholders authorizing this Agreement and the transactions contemplated hereby and (iii) a recent certificate of good standing as of a date no later than thirty (30) days prior to the Closing Date regarding the Company from the jurisdiction in which the Company is incorporated.

(f) The Purchaser Parties shall have received copies of all Company Governmental Approvals, if any, in form and substance reasonably satisfactory to the Purchaser Parties, including but not limited to the CSRC filing, and no such Company Governmental Approval shall have been revoked.

(g) The Purchaser Parties shall have received a copy of each of the Additional Agreements to which the Company is a party duly executed by the Company and such Additional Agreement shall be in full force and effect.

(h) The Purchaser Parties shall have received a copy of each of the Additional Agreements duly executed by all required parties thereto, other than Parent or the Company.

10.3 Conditions to Obligations of the Company. The obligations of the Company to consummate the Closing is subject to the satisfaction, or the waiver at the Company’s discretion, of all of the following further conditions:

(a) The Purchaser Parties shall have duly performed all of their obligations hereunder required to be performed by them at or prior to the Closing Date in all material respects (disregarding all references to “material respects” that may already be contained in the applicable covenants).

(b) (i) All of the representations and warranties of the Purchaser Parties contained in Article VI in this Agreement (other than Sections 6.5 (Finders’ Fees) and 6.7 (Capitalization)), disregarding all qualifications and exceptions contained herein relating to materiality or Purchaser Parties Material Adverse Effect, shall be true and correct at and as of the date of this Agreement and as of the Closing Date (except that if the representation and warranties that speak as of a specific date prior to the Closing Date, such representations and warranties need only to be true and correct as of such earlier date) other than where the failure of such representations and warranties to be so true and correct taken in the aggregate would not be reasonably expected to have a Purchaser Parties Material Adverse Effect, and (ii) each of the representations and warranties in Sections 6.5 (Finders’ Fees) and 6.7 (Capitalization) shall be true and correct as of the date hereof and as of the Closing Date (except that if the representation and warranties that speak as of a specific date prior to the Closing Date, such representations and warranties need only to be true and correct as of such earlier date), except for inaccuracies in the aggregate that are de minimis in effect.

60

(c) There shall have been no event, change or occurrence which individually or together with any other event, change or occurrence, could reasonably be expected to have a Purchaser Parties Material Adverse Effect which is continuing and uncured.

(d) The Company shall have received a certificate signed by an authorized officer of Purchaser Parties to the effect set forth in clauses (a) through (c) of this Section 10.3.

(e) From the date hereof until the Closing, the Purchaser Parties shall have been in material compliance with the reporting requirements under the Securities Act and the Exchange Act applicable to the Purchaser Parties.

(f) Purchaser shall remain listed on Nasdaq and the additional listing application for the Initial Merger Consideration Shares shall have been approved by Nasdaq. As of the Closing Date, Purchaser shall not have received any written notice from Nasdaq that it has failed, or would reasonably be expected to fail to meet the Nasdaq listing requirements as of the Closing Date for any reason, where such notice has not been subsequently withdrawn by Nasdaq or the underlying failure appropriately remedied or satisfied.

ARTICLE XI
SURVIVAL AND INDEMNIFICATION

11.1 Survival. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing, (b) claims for indemnification made pursuant to this Article XI, or (c) in the Case of Fraud. Fraud Claims shall survive the Closing for the applicable statute(s) of limitations.

11.2 Indemnification of the Purchaser Parties. Subject to the terms and conditions of this Article XI, from the Closing until the Expiration Date, the Company Shareholders will, solely out of the Holdback Shares, indemnify, without duplication, defend and hold harmless the Purchaser Parties, their respective Affiliates, officers, directors, managers, employees, successors (each, with respect to any claim made pursuant to this Article XI, an “Indemnified Party”) from and against any and all losses, actions, Orders, liabilities, damages, Taxes, interest, penalties, Liens, amounts paid in settlement, and reasonable costs and expenses (including reasonable expenses of investigation and court costs and reasonable attorneys’ fees and expenses) (any of the foregoing, a “Loss”), paid, suffered or incurred by, or imposed upon, any Indemnified Party to the extent arising in whole or in part out of or resulting from (whether or not involving a Third-Party Claim): (i) the breach of any representation or warranty made by the Company and the Specified Shareholders set forth in this Agreement; or (ii) the breach of any covenant or agreement of this Agreement on the part of the Company.

61

11.3 Limitations on Indemnification.

(a) Any indemnification claims by the Indemnified Party pursuant to Section 11.2 shall be paid with the Holdback Shares. With respect to any such indemnification payment, for purpose of determining the indemnification payment, the Holdback Shares shall be valued at $10.00 per share, regardless of the trading price of the Holdback Shares at the time that the indemnification claim is finally determined in accordance with this Article XI.

(b) Except in the case of Fraud by the Company and/or any Company Shareholder, the sole and exclusive recourse for any amount finally determined to be owed in respect of any indemnity obligations pursuant to this Article XI shall be made only by transfer of Holdback Shares to the Indemnified Parties, no other assets shall in any respect be used to satisfy such indemnity obligations, and once the Holdback Shares shall be fully released and transferred, such indemnity obligations shall terminate. For successful indemnification claims by an Indemnified Party, within five (5) Business Days after the indemnification claim is finally determined in accordance with this Article XI, Purchaser shall retain a number of Holdback Shares, valued at $10.00 per share, equal to the amount of such indemnification claim (as determined in accordance with this Article XI).

(c) In the event Purchaser Parties proceed with the Closing notwithstanding actual knowledge by Purchaser Parties or any Affiliate of Purchaser Parties at or prior to the Closing (as evidenced in a writing, either from the Company to Purchaser Parties or from Purchaser Parties to the Company) of any breach by the Company or any Company Shareholder of any representation, warranty, covenant or agreement in Article V or in any certificate or Additional Agreement delivered by the Company pursuant hereto, no Indemnified Party shall have any claim or recourse against any Company Shareholder or the Holdback Shares with respect to such breach, under this Article XI or otherwise.

(d) In no event shall any Indemnified Party be entitled to recover or make a claim for any amounts in respect of, and in no event shall Losses be deemed to include, any punitive, special, incidental, exemplary, consequential, indirect or exemplary damages, or for any diminution in value changes measured as a multiple of earnings, revenue or by any other similar performance metric, (including loss of future revenue or income, loss of business reputation or opportunity), except for any such damages to the extent actually awarded by a court of competent jurisdiction and paid to a third party in a Third Party Claim (as defined below).

(e) Any Losses recoverable hereunder shall be reduced in amount by insurance proceeds, indemnification payments, contribution payments or reimbursements or any Tax benefits or reduction actually received by any Indemnified Party in connection with, or as a result of, such Losses, and the Indemnified Parties shall use reasonable and diligent efforts to realize such benefits, proceeds, payments, reimbursements or reductions.

(f) Each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the extent reasonably necessary to remedy the breach that gives rise to such Loss.

(g) Notwithstanding anything to the contrary, the Indemnified Parties shall be deemed not to have suffered any Losses (whether in contract, tort or otherwise) to the extent that such Losses (i) are accrued, provided or reserved for, or otherwise reflected or taken into account in, the Financial Statements, or (ii) arise out of changes after the Closing Date in accounting principles or applicable Laws, rules or regulations or interpretations thereof.

(h) An Indemnified Party shall not be entitled to damages or other payment from the Company Shareholders in respect of any claims concerning the Company or any Company Subsidiary under or in relation to this Agreement if (i) any such claim is less than $50,000 or (ii) the aggregate of all such claims permitted under (i) is less than $250,000, after which the Company Shareholders shall be liable for the full amount of its indemnification Liabilities.

62

11.4 Indemnification Procedures.

(a) The Indemnified Parties may designate a representative from time to time (the “Indemnified Party Representative”), who shall have the sole right to act on behalf of the Indemnified Parties with respect to any indemnification claims made pursuant to this Article XI, including bringing and settling any indemnification claims hereunder and receiving any notices on behalf of the Indemnified Parties. No later than five (5) Business Days after either party first delivers a Claim Notice (as defined below), (i) the Purchaser Parties shall appoint their Indemnified Party Representative, (ii) the Company shall appoint its Indemnified Party Representative and (iii) the parties shall notify each other of such appointments. Each Indemnified Party Representative shall also act for the applicable Party in its capacity as an Indemnifying Party (each, an “Indemnifying Party Representative”). Each such representative has the sole right to act on behalf of the Indemnified Parties and the Indemnifying Parties, as the case may be, with respect to any indemnification claims made pursuant to this Article XI, including the giving and receiving of any notices in connection with any claim for indemnification under this Agreement.

(b) In order to make a claim for indemnification hereunder, the Indemnified Party Representative must provide written notice (a “Claim Notice”) of such claim to the Indemnifying Party Representative, which Claim Notice shall include (i) a reasonable description of the facts and circumstances which relate to the subject matter of such indemnification claim to the extent then known and (ii) the amount of Losses suffered by the Indemnified Party in connection with the claim to the extent known or reasonably estimable (including the basis for determination or method of computation of the amount so stated) (provided, that the Indemnified Party Representative may thereafter in good faith adjust the amount of Losses with respect to the claim to reflect additional information obtained after the date of the initial Claim Notice by providing a revised Claim Notice to the Indemnifying Party Representative).

(c) In the case of any claim for indemnification under this Article XI arising from a claim of any third party (a “Third-Party Claim”), the Indemnified Party Representative must give a Claim Notice with respect to such Third-Party Claim to the Indemnifying Party Representative promptly (but in no event later than five (5) Business Days) after the Indemnified Party’s receipt of notice of such Third-Party Claim; provided, that the failure to give such notice will not relieve the Indemnifying Party of its indemnification obligations except to the extent that the Indemnifying Party is prejudiced by such failure. The Indemnifying Party will have the right, at its sole option and upon notice thereof to the Indemnified Party, to (i) participate in the defense of any such Third--Party Claim and (ii) control, defend against, negotiate, settle or otherwise deal with any such Third-Party Claim, and be represented by counsel selected by the Indemnifying Party, unless such Third-Party Claim is criminal in nature, could reasonably be expected to lead to criminal proceedings, or seeks an injunction or other equitable relief against the Indemnifying Party. If the Indemnifying Party Representative assumes the defense of such Third-Party Claim, it will within twenty (20) days (or sooner, if the nature of the Third-Party Claim so requires) notify the Indemnified Party Representative of its intent to do so, and the Indemnified Parties will cooperate in the defense, negotiation and settlement of any such Third-Party Claim. Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such Third-Party Claim, and making employees available (without charge) at such times and places as may be reasonably necessary to defend against such Third-Party Claim for the purpose of providing additional information, explanation or testimony in connection with such Third-Party Claim. If the Indemnifying Party Representative elects not to, or at any time is not entitled under this Section 11.4(c) to, settle or defend such Third-Party Claim, fails to notify the Indemnified Party Representative of its election as herein provided or refuses to acknowledge or contests its obligation to indemnify under this Agreement, the Indemnified Party shall defend against, negotiate, settle or otherwise deal with such Third-Party Claim. Notwithstanding anything to the contrary contained herein, the Indemnifying Party will have no indemnification obligations with respect to any such Third-Party Claim which is settled by the Indemnified Party or the Indemnified Party Representative without the prior written consent of the Indemnifying Party Representative (which consent will not be unreasonably withheld, delayed or conditioned); provided, however, that notwithstanding the foregoing, the Indemnified Party will not be required to refrain from paying any Third-Party Claim which has matured by a final, non-appealable Order, nor will it be required to refrain from paying any Third-Party Claim where the delay in paying such claim would result in the foreclosure of a Lien upon any of the property or assets then held by the Indemnified Party. The Indemnifying Party may (1) settle or compromise any Third-Party Claim or (2) permit a default or consent to entry of any judgment (x) without the consent of the Indemnified Party if such settlement or resolution is solely for money damages which are fully compensated from the Holdback Shares and the Indemnified Party is not required to admit guilt or liability relating to such matter and (y) with the consent of the Indemnified Party in all other cases, such consent not to be unreasonably withheld, conditioned or delayed. The Indemnified Party Representative will have the right, at its sole expense, to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to direct the defense.

63

(d) With respect to any direct indemnification claim that is not a Third-Party Claim, the Indemnifying Party Representative will have a period of thirty (30) days after receipt of the Claim Notice to respond thereto. If the Indemnifying Party Representative does not respond within such thirty (30) days, the Indemnifying Party will be deemed to have accepted responsibility for the Losses set forth in such Claim Notice subject to the limitations on indemnification set forth in this Article XI and will have no further right to contest the validity of such Claim Notice. If the Indemnifying Party Representative responds within such thirty (30) days and rejects such claim in whole or in part, the Indemnifying Party will be free to pursue such remedies as may be available under this Agreement, any Additional Agreements or applicable Law.

11.5 Indemnification Payments. Subject to the last sentence of this Section 11.5, any indemnification obligation of the Indemnifying Party under this Article XI will be settled solely through delivery to the Indemnified Party such number of Holdback Shares that are equal in value to the finally determined amount of indemnification determined, with each such share valued at $10.00. Within five (5) Business Days after the final determination of such obligation in accordance with Section 11.4, Purchaser and the Company’s Indemnified Party Representative will provide or cause to be provided to Purchaser any written instructions or other information or documents required by Purchaser, which shall disburse and transfer such number of Holdback Shares to the Indemnified Party, and in no event shall the Indemnifying Party be required to pay or reimburse with cash or any other assets; provided, however, that, at the election of the Indemnifying Party, such it may satisfy its several indemnification obligation through the payment of cash to the Indemnified Party.

11.6 Exclusive Remedy. From and after the Closing, except with respect to Fraud, or claims under any Additional Agreements, indemnification pursuant to this Article XI shall be the sole and exclusive remedy for the Parties with respect to matters arising under this Agreement of any kind or nature, including for any misrepresentation or breach of any warranty, covenant, or other provision contained in this Agreement or in any certificate or instrument delivered pursuant to this Agreement or otherwise relating to the subject matter of this Agreement, including the negotiation and discussion thereof. Except with respect to Fraud, no Indemnified Party will have any other entitlement, remedy or recourse, whether in contract, tort or otherwise, or whether at law or in equity, it being agreed that all of such other remedies, entitlements or recourse are expressly waived and released by the Parties to the fullest extent permitted by applicable law.

ARTICLE XII
DISPUTE RESOLUTION

12.1 Submission to Jurisdiction.

(a) The parties shall submit any dispute, claim, controversy or Action (in each case, whether in contract, tort, equity or otherwise) based upon, arising out of or relating to this Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance, or enforcement of this Agreement), the negotiation, execution performance or any alleged breach thereof (“Related Claim”) to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, to the extent the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware (and any courts having jurisdiction over appeals therefrom), or, if no federal court in the State of Delaware accepts jurisdiction, any state court within the State of Delaware (and any courts having jurisdiction over appeals therefrom) (collectively, the “Specified Courts”)), and the parties hereby irrevocably agree that all Related Claims shall be heard and determined in such courts. The parties hereby (a) submit to the exclusive personal and subject matter jurisdiction of any Specified Court any Related Claims and (b) irrevocably and unconditionally waive, to the fullest extent permitted by applicable Law, any objection which it may now or hereafter have to the laying of venue of any such Related Claim brought in any Specified Court or any defense of inconvenient forum for the maintenance of such dispute. The parties agree that a final judgment in any such dispute shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b) The parties hereby consent to process being served by any other party in any Related Claim by the delivery of a copy thereof in accordance with the provisions of Section 13.1 (other than by email) along with a notification that service of process is being served in conformance with this Section 12.1(b). Nothing in this Agreement will affect the right of any party to serve process in any other manner permitted by Law.

(c) This submission to jurisdiction Section shall survive the termination of this Agreement.

64

12.2 Waiver of Jury Trial; Exemplary Damages.

(a) THE PARTIES TO THIS AGREEMENT HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVE ANY RIGHT EACH SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY ACTION OF ANY KIND OR NATURE, IN ANY COURT IN WHICH AN ACTION MAY BE COMMENCED, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT, OR BY REASON OF ANY OTHER CAUSE OR DISPUTE WHATSOEVER BETWEEN OR AMONG ANY OF THE PARTIES TO THIS AGREEMENT OF ANY KIND OR NATURE, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.2(A). NO PARTY SHALL BE AWARDED PUNITIVE OR OTHER EXEMPLARY DAMAGES RESPECTING ANY DISPUTE ARISING UNDER THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT.

(b) Each of the parties to this Agreement acknowledge that each has been represented in connection with the signing of this waiver by independent legal counsel selected by the respective party and that such party has discussed the legal consequences and import of this waiver with legal counsel. Each of the parties to this Agreement further acknowledge that each has read and understands the meaning of this waiver and grants this waiver knowingly, voluntarily, without duress and only after consideration of the consequences of this waiver with legal counsel.

ARTICLE XIII
TERMINATION

13.1 Termination. This Agreement may be terminated and the Reincorporation Merger, the Acquisition Merger and the other transactions contemplated hereby may be abandoned or terminated at any time prior to the Effective Time, notwithstanding any Requisite Company Vote and adoption of this Agreement and the contemplated transactions by the equity holders of the Company or Parent:

(a) by the mutual written consent of the Company and Parent duly authorized by each of their respective boards of directors;

(b) by any of the Purchaser Parties, if (i) any of the representations or warranties of the Company set forth in Article V shall have become materially untrue or materially inaccurate, or if there has been a material breach by the Company of any covenant or agreement on the part of the Company set forth in this Agreement (including an obligation to consummate the Closing and subject to any cure period provided for in this Agreement or agreed to by the Purchaser Parties), in each case such that the conditions to Closing set forth in either Section 10.2(a) or Section 10.2(b) would not be satisfied and (ii) inaccuracy of the representations or warranties of the Company, or the breach or breaches is incapable of being cured or is not cured (or waived by the Purchaser Parties) by the earlier of (A) the Outside Date (as defined below) or (B) 20 days after written notice thereof is delivered to the Company and such inaccuracy or breach or breaches have a Material Adverse Effect; provided, however. that the Purchaser Parties shall not have the right to terminate this Agreement pursuant to this Section 13.1(b) if any Purchaser Party is then in material breach of any representation, warranty, covenant, or obligation hereunder, which breach has not been cured;

(c) by the Company, if (i) any of the representations or warranties of any Purchaser Party set forth in Article VI shall have become materially untrue or materially inaccurate, or if there has been a material breach by any Purchaser Party of any covenant or agreement on its part set forth in this Agreement (including an obligation to consummate the Closing and subject to any cure period provided for in this Agreement or agreed to by the Company), in each case such that the conditions to Closing set forth in Section 10.3 would not be satisfied and (ii) inaccuracy of the representations or warranties of any Purchaser Party, or the breach or breaches is incapable of being cured or is not cured (or waived by the Company) by the earlier of (A) the Outside Date or (B) 20 days after written notice thereof is delivered to the Purchaser Parties and such inaccuracy or breach or breaches have a Material Adverse Effect; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 13.1(c) if the Company is then in material breach of any representation, warranty, covenant, or obligation hereunder, which breach has not been cured;

65

(d) by either the Company or any Purchaser Party:

(i) on or after December 18, 2025 (the “Outside Date”), if the Acquisition Merger shall not have been consummated prior to the Outside Date; provided, however, that the right to terminate this Agreement under this Section 13.1(d)(i) shall not be available to a Party if the failure of the Acquisition Merger to have been consummated on or before the Outside Date was due to such Party’s breach of or failure to perform any of its representations, warranties, covenants or agreements set forth in this Agreement; provided further, that if the Acquisition Merger shall not have been consummated prior to the Outside Date, without prejudice to the right of either the Company or any Purchaser Party to terminate this Agreement under this Section 13.1(d)(i), the parties will enter into good faith discussions, with a view to continuing to pursue the transactions contemplated by this Agreement on terms and conditions mutually agreed by the parties; or

(ii) if any Order having the effect set forth in Section 10.1(a) shall be in effect and shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 13.1(d)(ii) shall not be available to a Party if such Order was due to such Party’s breach of or failure to perform any of its representations, warranties, covenants or agreements set forth in this Agreement; or

(iii) if any of the Parent Shareholder Approval Matters shall fail to receive the Required Parent Shareholder Approval at the Parent Special Meeting (unless such Parent Special Meeting has been adjourned or postponed, in which case at the final adjournment or postponement thereof);

(e) by the Purchaser Parties, in the event that either (i) the Audited Financial Statements have not been delivered to them on or before April 30, 2025 or (ii) the Unaudited Financial Statements have not been delivered to them on or before April 30, 2025.

13.2 Effect of Termination. In the event of the termination of this Agreement (other than termination pursuant to Section 13.1(a)), written notice thereof shall be given by the Party desiring to terminate to the other Party or Parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall following such delivery become null and void (other than the provisions of this Section 13.2 and Article XIV) without Liability of any party to any other party, provided, that in the event of termination pursuant to Section 13.1(b) or Section 13.1(c), termination will not relieve a party from any Liability arising from or relating to any knowing and intentional breach of a representation, a warranty or a covenant by such party prior to the termination, or from Fraud.

66

ARTICLE XIV
MISCELLANEOUS

14.1 Notices. Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand or recognized courier service, by 4:00PM on a business day, addressee’s day and time, on the date of delivery, and otherwise on the first business day after such delivery; (b) if by fax or email, on the date that transmission is sent electronically without any “bounce back” or similar error message; or (c) five days after mailing by certified or registered mail, return receipt requested. Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:

if to the Company (or Parent, Purchaser or Merger Sub following the Closing), to:

Mingde Technology Limited

Room 2701, Building 6,

Euro American Financial City,

Cangqian Street, Yuhang District,

Hangzhou City, China

Attn: Ding xiufang, Executive Assistant to the GM
Email: frida@xjr365.ltd

with a copy to (which shall not constitute notice):

DeHeng Law Offices

12th Floor, Building B, Focus Place,

No. 19 Jinrong Street, Xicheng District,

Beijing City, China

Email: dongly@dehenglaw.com

if to any of Parent, Purchaser and Merger Sub prior to the Closing

YHN Acquisition I Limited

2/F, Hang Seng Building

200 Hennessy Road, Wanchai

Hong Kong

Attn: Satoshi Tominaga, Chief Executive Officer

Email: stominaga8@outlook.com

with a copy to (which shall not constitute notice):

Lawrence Venick
Loeb & Loeb LLP
21st Floor, CCB Tower,
3 Connaught Road Central
Central, Hong Kong
Email: lvenick@loeb.com

67

14.2 Amendments; No Waivers; Remedies.

(a) This Agreement cannot be amended, supplemented or modified, except by a writing signed by each of the Purchaser Parties (prior to the Reincorporation Effective Time) and the Company and cannot be amended, supplemented or modified orally or by course of conduct. No provision hereof can be waived, except by a writing signed by the party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given.

(b) Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a party waives or otherwise affects any obligation of that party or impairs any right of the party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

(c) Except as otherwise expressly provided herein, no statement herein of any right or remedy shall impair any other right or remedy stated herein or that otherwise may be available.

(d) Notwithstanding anything else contained herein, neither shall any party seek, nor shall any party be liable for, punitive or exemplary damages, under any tort, contract, equity, or other legal theory, with respect to any breach (or alleged breach) of this Agreement or any provision hereof or any matter otherwise based upon this Agreement, relating hereto or arising in connection herewith.

14.3 Arm’s Length Bargaining; No Presumption Against Drafter. This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the parties, and no such relationship otherwise exists. No presumption in favor of or against any party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

14.4 Publicity. Except as required by law and except with respect to the Parent SEC Documents, the parties agree that neither they nor their agents shall issue any press release or make any other public disclosure concerning the transactions contemplated hereunder without the prior approval of the other party hereto. If a party is required to make such a disclosure as required by law, the Purchaser Parties or the Company (as applicable) will be afforded a reasonable opportunity to review and comment on such press release or public announcement prior to its issuance. The foregoing shall not prohibit disclosure made in connection with the enforcement of any right or remedy relating to this Agreement or the transactions contemplated hereby.

68

14.5 Expenses. Unless otherwise specified herein, each party shall bear its own costs and expenses in connection with this Agreement and the transactions contemplated hereby; provided that if the Closing is consummated, the Purchaser shall bear all expenses in connection with this Agreement and the transactions contemplated hereby.

14.6 No Assignment or Delegation. No party may assign any right or delegate any obligation hereunder, including by merger, consolidation, operation of law, or otherwise, without the written consent of the other parties hereto. Any purported assignment or delegation that does not comply with the immediately preceding sentence shall be void, in addition to constituting a material breach of this Agreement.

14.7 Governing Law. This Agreement and all Related Claims shall be construed and enforced in accordance with and governed by the laws (both substantive and procedural) of the State of Delaware, without giving effect to the conflict of laws principles thereof.

14.8 Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Agreement shall become effective upon delivery to each party of an executed counterpart or the earlier delivery to each party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties.

14.9 Entire Agreement. This Agreement together with the Additional Agreements, including any exhibits and Schedules attached hereto or thereto, sets forth the entire agreement of the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), including without limitation the Original Agreement, all of which are merged herein. No provision of this Agreement or any Additional Agreement, including any exhibits and Schedules attached hereto or thereto, may be explained or qualified by any agreement, negotiations, understanding, discussion, conduct or course of conduct. Except as otherwise expressly stated herein or any Additional Agreement, there is no condition precedent to the effectiveness of any provision hereof or thereof. No party has relied on any representation from, or warranty or agreement of, any person in entering into this Agreement, prior hereto or contemporaneous herewith or any Additional Agreement, except those expressly stated herein or therein.

14.10 Severability. A determination by a court or other legal Authority that any provision that is not of the essence of this Agreement is legally invalid shall not affect the validity or enforceability of any other provision hereof. The parties shall cooperate in good faith to substitute (or cause such court or other legal Authority to substitute) for any provision so held to be invalid a valid provision, as alike in substance to such invalid provision as is lawful.

14.11 In this Agreement:

(a) Construction of Certain Terms and References. Captions, Sections and subsections, schedules, and exhibits not otherwise specified are cross-references to Sections and subsections, schedules, and exhibits of this Agreement.

(b) The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement, and, unless the context requires otherwise, “party” means a party signatory hereto.

69

(c) Any use of the singular or plural, or the masculine, feminine, or neuter gender, includes the others, unless the context otherwise requires; “including” means “including without limitation;” “or” means “and/or;” “any” means “any one, more than one, or all;” and, unless otherwise specified, any financial or accounting term has the meaning of the term under United States generally accepted accounting principles as consistently applied heretofore by the Company Group.

(d) Unless otherwise specified, any reference to any agreement (including this Agreement), instrument, or other document includes all schedules, exhibits, or other attachments referred to therein, and any reference to a statute or other law includes any rule, regulation, ordinance, or the like promulgated thereunder, in each case, as amended, restated, supplemented, or otherwise modified from time to time. Any reference to a numbered Schedule means the same-numbered Section of the disclosure schedule.

(e) If any action is required to be taken or notice is required to be given within a specified number of days following a specific date or event, the day of such date or event is not counted in determining the last day for such action or notice. If any action is required to be taken or notice is required to be given on or before a particular day which is not a Business Day, such action or notice shall be considered timely if it is taken or given on or before the next Business Day. The word “day” means calendar day unless Business Day is expressly specified.

(f) Captions are included for convenience, only.

(g) All references in this Agreement to “the knowledge of the Company” or similar terms shall mean the actual knowledge of the Company’s CEO, CFO and/or Specified Shareholder(s) and all references in this Agreement to “the knowledge of the Parent” shall mean the actual knowledge of the Parent CEO and CFO.

(h) For the avoidance of doubt, all references in this Agreement to “ordinary course” or “ordinary course consistent with past practice,” subject to the Company or the Purchaser Parties’ consent, shall take into account any material event or change in circumstances that occurs following the date of this Agreement.

(i) References to the “date hereof’ mean the date of this Agreement.

14.12 Further Assurances. Each party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such party’s obligations hereunder, necessary to effectuate the transactions contemplated by this Agreement as soon as reasonably practicable.

70

14.13 Third Party Beneficiaries. Neither this Agreement nor any provision hereof confers any benefit or right upon or may be enforced by any Person not a signatory hereto.

14.14 Waiver. Reference is made to the final IPO prospectus of the Parent, filed with the Securities Exchange Commission on September 18, 2024 (the “Prospectus”). The Company Group and the Company Shareholders understand that the Parent has established the Trust Account for the benefit of the public shareholders of the Parent and the underwriters of the IPO pursuant to the Investment Management Trust Agreement and that, except for a portion of the interest earned on the amounts held in the Trust Account, the Parent may disburse monies from the Trust Account only for the purposes set forth in the Investment Management Trust Agreement. For and in consideration of the Parent agreeing to enter into this Agreement, the Company Group and the Company Shareholders each hereby agree that he, she or it does not have any right, title, interest or claim of any kind in or to any monies in the Trust Account and hereby agrees that he, she or it will not seek recourse against the Trust Account for any claim it may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Purchaser Parties.

14.15 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, the parties acknowledge and agree that no recourse under this Agreement or under any Additional Agreements shall be had against any Person that is not a party to this Agreement or such Additional Agreement, as applicable, including any past, present or future director, officer, agent, employee or other representative of any past, present or future equity holder of any Company Shareholder or of any Affiliate or successor or assignee thereof (collectively, the “Non-Recourse Parties”), as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Non-Recourse Party in connection with or arising out of this Agreement.

[The remainder of this page intentionally left blank; signature pages to follow]

71

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Parent:

YHN Acquisition I Limited

By:/s/ Satoshi Tominaga

Name: Satoshi Tominaga

Title: Chief Executive Officer and Chairman of the Board

Purchaser:

YHNA MS I Limited

By:/s/ Yangyujia An

Name: Yangyujia An

Title: Director

Merger Sub:

YHNA MS II Limited

By:/s/ Yangyujia An

Name: Yangyujia An

Title: Director

Signature Page to Merger Agreement

72

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Company:

Mingde Technology Limited

By: /s/ Liu lirong

Name: Liu lirong

Title: Director

Signature Page to Merger Agreement

73

LIST OF SCHEDULES AND EXHIBITS

Schedule A	Company Share Ownership; Initial Merger Consideration
Schedule B	Specified Shareholders

Exhibit A	Form of Lock-up Agreement
Exhibit B	Form of Employment Agreement
Exhibit C	Charter Documents of Purchaser
Exhibit D	Sponsor Support Agreement
Exhibit E	Shareholders Support Agreement

74

SCHEDULE A

Part 1 – Company Shareholders as of the date of this Agreement

Name of Shareholders	Number of Company Ordinary Shares	Company Ordinary Shares Ownership Percentage
Following wind Limited	29,000,000	58.00%
Xiangyun Capital Limited	3,000,000	6.00%
Jizhao Limited	2,650,000	5.30%
Auspicious scene Limited	2,500,000	5.00%
Fule Capital Limited	2,500,000	5.00%
Auspicious omen Limited	2,000,000	4.00%
Fengze Technology Limited	1,000,000	2.00%
Auspicious snow Limited	1,000,000	2.00%
Prosperous times Limited	1,000,000	2.00%
Fuman Capital Limited	1,000,000	2.00%
Propitious cloud Capital Limited	1,000,000	2.00%
Fuqing International Limited	1,000,000	2.00%
Shengyun Capital Limited	1,000,000	2.00%
Frae Capital Limited	1,000,000	2.00%
Full of blessings Limited	200,000	0.40%
Jishun Holding Limited	150,000	0.30%
Total	50,000,000	100.00%

Part 2 – Company Shareholders as of the Closing Date

Name of Shareholder	Number of Company Ordinary Shares	Shares Ownership Percentage	Closing Payment Shares	Holdback Shares
Following wind Limited	29,000,000	58.00%	17,962,600	945,400
Xiangyun Capital Limited	3,000,000	6.00%	1,858,200	97,800
Jizhao Limited	2,650,000	5.30%	1,641,410	86,390
Auspicious scene Limited	2,500,000	5.00%	1,548,500	81,500
Fule Capital Limited	2,500,000	5.00%	1,548,500	81,500
Auspicious omen Limited	2,000,000	4.00%	1,238,800	65,200
Fengze Technology Limited	1,000,000	2.00%	619,400	32,600
Auspicious snow Limited	1,000,000	2.00%	619,400	32,600
Prosperous times Limited	1,000,000	2.00%	619,400	32,600
Fuman Capital Limited	1,000,000	2.00%	619,400	32,600
Propitious cloud Capital Limited	1,000,000	2.00%	619,400	32,600
Fuqing International Limited	1,000,000	2.00%	619,400	32,600
Shengyun Capital Limited	1,000,000	2.00%	619,400	32,600
Frae Capital Limited	1,000,000	2.00%	619,400	32,600
Full of blessings Limited	200,000	0.40%	123,880	6,520
Jishun Holding Limited	150,000	0.30%	92,910	4,890
Total	50,000,000	100.00%	30,970,000	1,630,000

75

SCHEDULE B

Specified Shareholders

1. Following wind Limited

2. Xiangyun Capital Limited

3. Jizhao Limited

4. Auspicious scene Limited

5, Fule Capital Limited

6. Auspicious omen Limited

7. Fengze Technology Limited

8. Auspicious snow Limited

9. Prosperous times Limited

10. Fuman Capital Limited

11. Propitious cloud Capital Limited

12. Fuqing International Limited

13. Shengyun Capital Limited

14. Frae Capital Limited

15. Full of blessings Limited

16. Jishun Holding Limited

76